As filed with the Securities and Exchange Commission on April 6, 2005

Registration No. 333-120864

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fisher Scientific International Inc.

(Exact name of Registrant as specified in its charter)

Delaware	5049	02-0451017
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

Liberty Lane

Hampton, New Hampshire 03842
(603) 926-5911
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Chetan P. Mehta

Fisher Scientific International Inc.
Liberty Lane
Hampton, New Hampshire 03842
(603) 926-5911
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Richard B. Aftanas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

     Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2005

PROSPECTUS

Offer to Exchange

$300 million aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2014 (CUSIPs 338032 AY1 and U33778 AG3)
for
$300 million aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2014 (CUSIP 338032 AZ8)
That Have Been Registered Under the Securities Act of 1933, as Amended
of

Fisher Scientific International Inc.

The exchange offer will expire at 5:00 P.M.,

New York City time, on May 5, 2005, unless extended.

Terms of the exchange offer:

•	The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See the discussion under the heading “Material U.S. Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	The exchange notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

      See “Risk factors” beginning on page 12 for a discussion of certain risks that should be considered by holders prior to tendering their original notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

SUMMARY

      This summary highlights important information about our business and the exchange offer. It does not include all information you should consider before exchanging your original notes for exchange notes. Please review this registration statement in its entirety, including the risk factors and the summary historical selected financial statements included herein and our consolidated financial statements and the accompanying notes incorporated by reference herein, before you decide to exchange your original notes for exchange notes. Unless the context otherwise requires, “we,” “us,” “Fisher” and “the Company” refer to Fisher Scientific International Inc.

Our Business

      Fisher Scientific International Inc. is a leading provider of products and services to the global scientific research, global biopharma production supplies, U.S. clinical laboratory and U.S. lab safety and personal protection markets. Our customers include pharmaceutical and biotechnology companies; colleges and universities; medical research institutions; hospitals and reference labs; government agencies; original equipment manufacturers; and quality control, process control and research and development laboratories.

      We offer more than 600,000 products and services to over 350,000 customers located in over 150 countries. We offer self-manufactured, private labeled and exclusive products (collectively “proprietary products”) and products that we source from suppliers. Our largest supplier represented approximately 6% of sales. Approximately 60% of our revenues are generated from the sale of higher margin proprietary products and approximately 80% of our revenues are generated from the sale of consumable products. We deliver our products and provide our services to our customers on a worldwide basis through a global supply chain network.

      We are organized into three reportable segments: scientific products and services, healthcare products and services and laboratory workstations. The scientific products and services segment, which represents approximately 73% of our total sales, manufactures, distributes and provides products and services primarily to entities conducting scientific research, including drug discovery and drug development, quality and process control and basic research and development. The healthcare products and services segment, which represents approximately 23% of our total sales, manufactures and distributes a wide array of products primarily to hospitals, laboratories, physicians’ offices and original equipment manufacturers located primarily in the U.S. The laboratory workstations segment represents approximately 4% of our total sales and primarily manufactures and sells laboratory workstations and fume hoods primarily to the scientific research market.

Our Competitive Strengths and Strategy

      We believe that our key competitive strengths include our:

•	premier global brand;

•	strong market positions;

•	broad product and service offering;

•	global sales and marketing network; and

•	extensive supply capabilities.

      Our key competitive strengths provide us with a solid platform from which to pursue profitable growth opportunities, including acquisitions. Our key strategy is to leverage our strengths to pursue opportunities that accelerate our revenue growth, enhance our margins and increase our cash flow. The key elements of our strategy are to:

•	increase our investments in research and development to accelerate new product introductions;

•	expand our portfolio of specialized services to meet the increasing demands for outsourcing activities from our customers;

•	increase our investment in training and development to enhance the ability of our sales representatives and technical specialists to bundle and cross-sell products; and

•	enhance our margin structure and increase our cash flow by aggressively managing expenses, improving our business processes and information systems and increasing productivity.

Corporate Information

      Our principal executive offices are located at Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus. In this document, we “incorporate by reference” certain information that we file with the SEC. See “Where You Can Find More Information” for information regarding the documents incorporated by reference herein.

Summary of the Exchange Offer

      On August 3, 2004, we completed the private offering of $300,000,000 aggregate principal amount of 6 3/4% senior subordinated notes due 2014. As part of that offering, we entered into a registration rights agreement with Banc of America Securities LLC, Goldman Sachs & Co., Deutsche Bank Securities, Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Frères & Co. LLC, the initial purchasers of the original notes, in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered	Up to $300,000,000 aggregate principal amount of new 6 3/4% senior subordinated notes due 2014, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer	We are offering to exchange new $1,000 principal amount of our 6 3/4% senior subordinated notes due 2014 that have been registered under the Securities Act for $1,000 principal amount of our outstanding 6 3/4% senior subordinated notes due 2014.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $300,000,000 aggregate principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

The $300,000,000 aggregate principal amount of our original 6 3/4% senior subordinated notes due 2014 were offered under an indenture dated August 3, 2004.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on May 5, 2005, unless we extended the expiration date in our sole and absolute discretion. By tendering your original notes, you represent that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the original notes or the exchange notes; and

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described in the section titled “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A. at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material U.S. Federal Income Tax Consequences	Your exchange of original notes for exchange notes to be issued in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Regulatory Requirements	Following the effectiveness of the registration statement covering the exchange offer with the Securities and Exchange Commission, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer.

Resales	Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowl-

edge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to its participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the original notes directly from us.

Consequences of Not Exchanging Original Notes	If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the original notes under the Securities Act. Under some circumstances, however, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange the Original Notes” and “Registration Rights Agreement.”

Summary of Terms of the Notes

      The form and terms of the exchange notes and the original notes are substantially identical, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms of “note” or “notes” in this prospectus, we are referring to the original notes and the exchange notes.

Exchange Notes Offered	$300,000,000 aggregate principal amount of 6 3/4% senior subordinated notes due 2014.

Maturity Date	August 15, 2014.

Interest Payment Dates	Interest on the notes accrues at the rate of 6 3/4% per annum and is payable semiannually in cash on each February 15 and August 15 to the persons who are registered holders of the notes at the close of business on February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid.

Optional Redemption	We will be able to redeem the notes at our option, in whole or in part on a pro rata basis at any time and from time to time, on and after August 15, 2009 at specified redemption prices. At any time prior to August 15, 2009, we may redeem the notes at a redemption price of 100% of their principal amount plus a specified make-whole premium. Also, on or prior to August 15, 2009, at our option, we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes at a redemption price equal to 106.75% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings.

Ranking	The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all our existing and future senior debt. They rank equally in right of payment with our existing and future senior subordinated debt and are effectively subordinated to any current or future secured indebtedness outstanding. As of December 31, 2004:

• we had approximately $2,348.6 million of total debt and approximately $1,098.4 million of senior debt outstanding; and

• we had the ability to borrow an additional aggregate amount of $969.2 million under our existing accounts receivable securitization facility, term facility and revolving credit facility.

Change of Control	If a change of control triggering event occurs, each holder of the notes will have the right to require us to purchase such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase.

On and after August 15, 2009, we may exercise our optional redemption right to redeem all or a portion of the notes, at specified redemption prices, even if a change of control has occurred. After August 15, 2012, this redemption price will be lower than the price we have to pay if holders require us to purchase the notes upon the occurrence of a change of control.

If a change of control triggering event occurs prior to repurchasing the notes, we must first either repay our credit facility or get a waiver or consent from the lenders under our credit facility to repurchase the notes from the noteholders.

Certain Indenture Provisions	The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness;

• pay dividends or make other distributions in respect of its capital stock;

• repurchase equity interests;

• create certain liens;

• enter into certain transactions with affiliates;

• consummate certain asset sales; and

• merge or consolidate.

If the notes are assigned an investment grade rating from either Standard & Poor’s (at least BBB-) or Moody’s Investors Service, Inc. (at least Baa3), our obligation to comply with some of these covenants will be suspended, and if the notes are assigned an investment grade rating from both Standard & Poor’s and Moody’s, our obligation to comply with some of these covenants will “fall-away,” even if the notes are subsequently downgraded. See “Description of the Notes — Certain Covenants — Effectiveness of Covenants.”

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes” in this prospectus.

Events of Default	The indenture sets forth certain events the occurrence of which constitutes an event of default. An event of default occurs if, among other things, Fisher:

• fails to pay interest when due for 30 days,

• fails to pay principal when due,

• defaults in the performance of a covenant regarding the merger or sale of substantially all our assets,

• defaults in the observance or performance of other covenants for 30 days after written notice from the trustee or holders representing 25% or more of the outstanding principal amount of the notes,

• fails to pay or has accelerated certain other indebtedness aggregating $40 million or more,

• is subject to one or more unpaid judgments aggregating $40 million or more, or

• one of its subsidiaries, files for or is otherwise subject to a declaration of bankruptcy.

Upon the happening of any event of default, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Fisher and the trustee specifying the respective event of default and that it is a “notice of acceleration,” and the notes shall become immediately due and payable. If an event of default with respect to bankruptcy proceedings of Fisher occurs and is continuing, all notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

Legal Defeasance and Covenant Defeasance	See “Description of the Notes — Legal Defeasance and Covenant Defeasance.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Risk Factors

      See “Risk Factors” beginning on page 12 for a discussion of certain risks you should carefully consider in evaluating the exchange offer and an investment in the exchange notes.

Summary Historical Financial Data

      The summary historical financial data has been derived from our audited historical consolidated financial statements and related notes for each of the years in the five-year period ended December 31, 2004. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual and quarterly reports which have been incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Year Ended December 31,

	2004	2003	2002	2001	2000

	($ in millions, except per share data)
Statement of Operations Data:
Sales	$4,662.7	$3,564.4	$3,238.4	$2,880.0	$2,622.3
Income from operations(1)	287.0	258.6	245.1	131.1	156.3
Income before cumulative effect of accounting change	166.4	78.4	96.7	16.4	22.7
Net income(2)	166.4	78.4	50.6	16.4	22.7
Share Data:
Net income per common share:
Basic income per common share before cumulative effect of accounting change	$1.93	$1.38	$1.77	$0.33	$0.57
Cumulative effect of accounting change, net of tax	—	—	(0.84)	—	—

Basic net income per common share	$1.93	$1.38	$0.93	$0.33	$0.57

Diluted income per common share before cumulative effect of accounting change	1.80	1.29	1.67	0.31	0.51
Cumulative effect of accounting change, net of tax	—	—	(0.80)	—	—

Diluted net income per common share	$1.80	$1.29	$0.87	$0.31	$0.51

Weighted average common shares outstanding:
Basic	86.2	56.9	54.5	49.4	40.1
Diluted	92.2	60.6	57.9	53.0	44.4
Balance Sheet Data (at end of period):
Working capital	$723.3	$362.3	$186.1	$120.1	$142.8
Total assets	8,090.2	2,859.4	1,871.4	1,839.2	1,385.7
Long-term debt	2,309.2	1,386.1	921.8	956.1	991.1

(1)	In 2004, income from operations includes charges of $82.9 million ($53.0 million, net of tax) to step-up the fair value of inventory from our acquisitions of Apogent, Oxoid, Dharmacon, and Perbio, $25.0 million ($16.6 million, net of tax) of integration costs, $7.8 million ($5.2 million, net of tax) of restructuring charges, $6.0 million ($3.8 million, net of tax) of a charitable contribution, and $67.6 million ($43.7 million, net of tax) of impairment charges for goodwill and other long-lived assets. Income from operations also includes charges of $18.1 million ($11.4 million, net of tax) to step-up the fair value of inventory from our acquisition of Perbio in 2003, $2.2 million ($1.4 million, net of tax) of restructuring credits relating to a reduction in estimated severance costs in 2002, $61.2 million ($38.5 million, net of tax) of restructuring and other charges in 2001 and $8.4 million ($5.2 million, net of tax) of restructuring credits and other charges in 2000.

(2)	Net income includes the charges described in (1) above and, in 2004, includes $14.4 million ($9.0 million, net of tax) of debt refinancing charges, $22.7 million ($21.5 million, net of tax) gain on sale of investment, $2.2 million ($1.4 million, net of tax) charge for the termination of a foreign currency contract, and $10.9 million tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations. Net income in 2003 includes the charges described in (1) above and charges of $43.8 million ($27.6 million, net of tax) for call premiums, $22.1 million ($13.9 million, net of tax) for the write-off of deferred financing fees, $15.7 million ($9.9 million, net of tax) for the purchase of options to hedge foreign currency exposure and $2.8 million ($1.8 million, net of tax) for bridge financing fees. Net income in 2002 includes the amounts described in (1) above and includes a charge of $11.2 million ($7.1 million, net of tax) consisting of $7.1 million of fixed-swap unwind costs and $4.1 million of deferred financing and other costs associated with the refinancing of our term debt. Net income in 2000 includes the amounts in (1) above and a $23.6 million ($14.9 million, net of tax) write-down of investments in certain internet-related ventures.

RISK FACTORS

      You should carefully consider the following risk factors in addition to the other information in this prospectus in evaluating the exchange offer and an investment in the exchange notes.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

      If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

Some holders who exchange their original notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

      If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes

You may find it difficult to sell your notes because there is no existing trading market for the exchange notes.

      You may find it difficult to sell your notes because an active trading market for the notes may not develop. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the original notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected. The liquidity of, and trading market for, the notes may also be impacted by the declines in the market for high yield securities generally. Such a decline may materially and adversely affect any liquidity and trading of the notes independent of our financial performance and prospects.

The notes rank below our current and future senior debt, and we may be unable to repay our obligations under the notes.

      The notes are unsecured and subordinated in right of payment to all of our current and future senior debt. Because the notes are subordinated to our senior debt, if we experience:

•	a bankruptcy, liquidation or reorganization,

•	an acceleration of the maturity of the notes due to an event of default under the indenture, or

•	other specified events,

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes are also effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of our subsidiaries (including that portion of our credit facility for which our material subsidiaries are obligors). Our obligations and those of the subsidiary borrowers, if any, under our credit facility are secured by substantially all of our assets and all of the assets of our material domestic subsidiaries, a pledge of the stock of each such subsidiary, and a pledge of 65% of the stock of our material foreign subsidiaries which are our direct subsidiaries or direct subsidiaries of one of our material domestic subsidiaries. Our obligations and those of the subsidiary borrowers, if any, are further guaranteed by us and each of our material domestic subsidiaries. In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of holders of the notes to share in those assets, would be subordinated to the claims of the creditors of those subsidiaries.

      As of December 31, 2004:

•	we had approximately $2,348.6 million of total debt and approximately $1,098.4 million of senior debt outstanding; and

•	we had the ability to borrow an additional aggregate amount of $969.2 million under our existing accounts receivable securitization facility, term facility and revolving credit facility.

      If a default under the indenture relating to the notes or our credit facility should occur, the lenders under the credit facility could elect to declare all or part of the amounts borrowed (and all accrued interest and fees and other obligations) pursuant thereto to be immediately due and payable. Such a declaration could cause, or result in, all amounts borrowed under other instruments, including the indenture relating to the notes, that contain cross-acceleration or cross-default provisions to also be, or be declared, immediately due and payable. In the event of such declaration, we would have to repay all of our senior debt, including our obligations under our credit facility, before making any payment on the notes. In addition, the lenders under our credit facility could proceed against the collateral securing that indebtedness (which includes our material assets and the stock of our subsidiaries), and any proceeds received upon a realization of the collateral would be applied first to amounts due under the credit facility before any proceeds would be available to make payments on the notes.

The notes are effectively subordinated to the liabilities of our subsidiaries.

      We conduct all of our operations through various direct and indirect subsidiaries. We are dependent on our ability to receive cash from our subsidiaries to meet our debt service and other obligations, including obligations under the notes. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes. Our rights, and the rights of our creditors, including holders of the notes, to participate in the distribution of the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the notes are effectively subordinated to the liabilities of these subsidiaries.

We may be unable to repurchase the notes upon the occurrence of a change of control.

      Upon the occurrence of a change of control, we may be required to offer to repurchase all outstanding notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price. If a change of control were to occur, our ability to repurchase the notes with cash will depend on the availability of sufficient funds and compliance with the terms of any debt ranking senior to the notes. In addition, the terms of our credit facility require us to obtain the consent of our lenders before repurchasing notes following any change of control. Our failure to repurchase tendered notes upon a change in control would constitute an event of default under the indenture, which could result in the acceleration of the maturity of the notes and all of our other outstanding debt. As a result, the subordination provisions of the indenture would, absent a waiver from the lenders of our senior debt, prohibit any repurchase of the notes until we pay the senior debt in full. We note that under the indenture, we are allowed to enter into transactions that could increase our leverage without constituting a “change of control” requiring us to offer to repurchase the notes.

Risks Related to Our Business

Our growth strategy to acquire new businesses may not be successful and the integration of future acquisitions may be difficult and disruptive to our ongoing business.

      Acquisitions are an important part of our growth strategy. Since 1991, we have acquired 37 businesses, and we routinely review additional potential acquisition opportunities. Despite our successful record in integrating the companies we have acquired, certain risks exist, including the potential for:

•	management’s attention being diverted to the integration of the acquired businesses;

•	difficulties in integrating the operations and systems of the acquired businesses and realizing operating synergies; and

•	difficulties in assimilating and retaining employees and customers of the acquired companies.

      None of these difficulties historically have been material, but if they were to be in the future, we may be unable to implement our growth strategy. In addition, we compete with other companies to acquire suitable targets, and may not be able to acquire certain targets that we seek. Also, certain of the businesses we have acquired have not generated the cash flow and earnings, or yielded other benefits, that we anticipated at the time of their acquisition. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, the acquisition may adversely affect our profitability. In addition, if we are unable to hire and retain key management personnel, we may not be able to execute our acquisition strategy.

      During 2004, we acquired Apogent, Oxoid and Dharmacon. We believe that we will be able to realize important strategic and commercial benefits by combining each of these businesses with our existing business; however, the risks discussed above could impede our ability to realize these benefits.

 Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our financial obligations.

      As of December 31, 2004, we had total indebtedness of $2,348.6 million. In addition, as of December 31, 2004, we had the ability to incur an additional aggregate amount of $969.2 million of indebtedness under our existing accounts receivable securitization facility, term facility and revolving credit facility; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

      Our substantial indebtedness could negatively affect our operations in a number of ways, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, program investment efforts, and other general corporate needs;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	exposing us to the risk of increased interest rates because some of our debt has variable interest rates; and

•	limiting our ability to borrow additional funds.

      Any default under the agreements governing our credit facility or our other outstanding indebtedness and the remedies sought by the holders of such indebtedness could make us unable to pay principal and interest on our outstanding indebtedness, including the notes.

      In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

Our results of operations are affected by our customers’ research and development efforts; these efforts and the spending on them are beyond our control, and our results of operations could be adversely affected if our customers do not continue expending sufficient resources on these activities.

      A significant number of our customers include entities active in scientific or technological research in the scientific research, clinical laboratory and lab safety markets in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, competition and the general availability of resources. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important to us. Although we expect continued increases in scientific and technology-related research and development spending in the United States and worldwide, such spending may decrease or become subject to cyclical swings.

We may be unable to achieve earnings forecasts, which are based, in part, on projected volumes and sales of many product types and services, some of which are more profitable than others.

      Demand for some of our higher margin products and services could be subject to variation based upon the introduction of new technologies, competition, government regulation, supply availability, raw material contamination and changes in customer preferences. If demand for these products and services were to change rapidly, we may be unable to achieve our earnings forecast.

Because we compete directly with certain of our largest customers and product suppliers, our results of operations could be adversely affected in the short-term if these customers and suppliers abruptly discontinue or significantly modify their relationship with us.

      Our largest customer in the scientific products and services segment and our largest customer in the healthcare products and services segment are also significant competitors. Our business may be harmed in the short-term if our competitive relationship in the marketplace with these customers results in discontinuation of their purchases from us. In addition, we manufacture products that compete directly with products that we source from third-party suppliers. We also source competitive products from multiple suppliers. Our business could be adversely affected in the short-term if any of our large third-party suppliers abruptly discontinues selling products to us.

Because we rely heavily on third-party package delivery services, a significant disruption in these services or significant increases in prices may disrupt our ability to ship products and increase our costs and lower our profitability.

      We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS. We also maintain a small fleet of transportation vehicles dedicated to the delivery of our products. In 2004, we shipped approximately 65% of our products in the United States via UPS. Our agreement with UPS expires in May 2008. We also ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third-party package delivery provider experiences a major work stoppage, as UPS did in 1997, such that either our products would not be delivered in a timely fashion or we would incur additional shipping costs that we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be adversely affected. In addition, if UPS or our other third-party package delivery providers increase prices, and we are not able to find comparable alternatives or make adjustments to our delivery network, our profitability could be adversely affected.

We are subject to regulation by various federal, state and foreign agencies, which require us to comply with a wide variety of regulations, including regulations regarding the manufacture of products, the shipping of our products and environmental matters.

      Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the U.S. Food and Drug Administration’s regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.

      We are subject to federal, state, local and international laws and regulations that govern the handling, transportation, manufacture, use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. This requires us to devote significant resources to maintain compliance with applicable environmental laws and regulations, including the establishment of reserves to address potential environmental costs, and manage environmental risks.

If we lose our key personnel, our business could be adversely affected.

      We depend heavily on the services of our senior management, including Paul M. Montrone, our Chairman of the Board and Chief Executive Officer, and Paul M. Meister, our Vice Chairman of the Board, both of whom are important to the implementation of our acquisition and earnings growth strategy. We believe that our future success will depend upon the continued services of our senior management. Our business could be adversely affected by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance in respect of Mr. Montrone or Mr. Meister.

We are subject to economic, political and other risks associated with our significant international sales and operations, which could adversely affect our business.

      We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. A significant portion of the revenues of our international operations is generated in Europe. Expansion of these activities could increase the risks associated with our international operations. Sales outside the United States were approximately 25% and 20% of total sales in 2004 and 2003, respectively. We anticipate that revenue from international operations will continue to represent a growing portion of our revenues. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States, including areas in Europe that are undergoing slow, if any, economic growth. Our sales and earnings could be adversely affected by a variety of factors resulting from our international operations, including:

•	changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

•	future fluctuations in exchange rates;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations; and

•	differing regulatory requirements and changes in those requirements.

We may be unable to adjust to rapid changes in the healthcare industry, some of which could adversely affect our business.

      The healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

•	development of large and sophisticated purchasing groups of medical and surgical supplies;

•	wider implementation of managed care;

•	legislative healthcare reform;

•	consolidation of pharmaceutical companies;

•	increased out-sourcing of select activities, including to low-cost offshore locations;

•	consolidation of pharmaceutical and medical and surgical supply distributors; and

•	cuts in Medicare spending.

      We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare industry participants to purchase fewer of our products and services or to reduce the price that they are willing to pay for our products or services.

We may incur unexpected costs from increases in raw material prices, which could reduce our earnings and cash flow.

      Our primary commodity exposures are for petroleum-based resins and steel. We may incur increased costs for the procurement of these materials that we may not be able to pass along to our customers in the form of higher prices. If we are unable to pass along higher raw material prices, our earnings and cash flow could be adversely affected.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

      We depend on the information systems to process orders, manage inventory and process shipments to customers. If we were to experience a prolonged system disruption in the information technology systems that involve our interactions with customers and suppliers, it could result in the loss of sales and customers, which could adversely affect our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This registration statement includes or incorporates by reference forward-looking statements, including without limitation the statements under “Summary” and “Risk Factors” herein and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in our periodic filings with the SEC which are incorporated by reference herein. The words “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. We have based our respective forward-looking statements on our respective current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. All forward-looking statements reflect our present expectations of future events and are subject to a number of important assumptions, factors, and risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of the uncertainties and assumptions to which these forward-looking statements are subject include the following:

•	our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

•	fluctuations in the amount of research and development spending by our customers;

•	the ability to achieve earnings forecasts due to variability in the demand for our higher margin products and services;

•	the effects of domestic and international economic and business conditions on our businesses;

•	the high degree of competition in the markets served by certain of our businesses, and the potential for new competitors to enter into these markets;

•	the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and our ability to realize the expected benefit of such acquisitions or strategic joint ventures or partnerships;

•	future modifications to existing laws and regulations, including, but not limited to, those regarding the environment;

•	discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

•	fluctuations in interest rates and in foreign currency exchange rates;

•	availability, or increases in the cost, of raw materials and other inputs used to make our products;

•	the loss of major customers or suppliers, including significant disruptions to or increases in the prices of or services provided by third party package delivery services;

•	our ability to adjust to rapid changes in the healthcare industry;

•	the loss of our key personnel;

•	our ability to generate free cash flow or to obtain other sufficient resources to finance working capital and capital expenditure needs; and

•	the other factors described under the caption “Risk Factors” in this registration statement.

      All forward-looking statements included in this registration statement are based on information available to us on the date of this registration statement and forward-looking statements incorporated by reference to our past and future filings with the SEC are or will be based on information available to us on the dates of those filings. We undertake no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this registration statement.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are substantially identical to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any net increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

      The table below sets forth our ratio of earnings to fixed charges including our consolidated subsidiaries on a historical basis for each of the periods indicated:

Year Ended December 31,

2004	2003	2002	2001	2000

2.7x	2.1x	2.5x	1.4x	1.4x

      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

SELECTED HISTORICAL FINANCIAL DATA

      The selected historical financial data has been derived from our audited historical consolidated financial statements and related notes for each of the years in the five-year period ended December 31, 2004. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual and quarterly reports which have been incorporated by reference into this prosectus. See “Where You Can Find More Information.”

	Year Ended December 31,

	2004	2003	2002	2001	2000

	($ in millions, except per share data)
Statement of Operations Data:
Sales	$4,662.7	$3,564.4	$3,238.4	$2,880.0	$2,622.3
Income from operations(1)	287.0	258.6	245.1	131.1	156.3
Income before cumulative effect of accounting change	166.4	78.4	96.7	16.4	22.7
Net income(2)	166.4	78.4	50.6	16.4	22.7
Share Data:
Net income per common share:
Basic income per common share before cumulative effect of accounting change	$1.93	$1.38	$1.77	$0.33	$0.57
Cumulative effect of accounting change, net of tax	—	—	(0.84)	—	—

Basic net income per common share	$1.93	$1.38	$0.93	$0.33	$0.57

Diluted income per common share before cumulative effect of accounting change	$1.80	1.29	1.67	0.31	0.51
Cumulative effect of accounting change, net of tax	—	—	(0.80)	—	—

Diluted net income per common share	$1.80	$1.29	$0.87	$0.31	$0.51

Weighted average common shares outstanding:
Basic	86.2	56.9	54.5	49.4	40.1
Diluted	92.2	60.6	57.9	53.0	44.4
Balance Sheet Data (at end of period):
Working capital	$723.3	$362.3	$186.1	$120.1	$142.8
Total assets	8,090.2	2,859.4	1,871.4	1,839.2	1,385.7
Long-term debt	2,309.2	1,386.1	921.8	956.1	991.1

(1)	In 2004, income from operations includes charges of $82.9 million ($53.0 million, net of tax) to step-up the fair value of inventory from our acquisitions of Apogent, Oxoid, Dharmacon, and Perbio, $25.0 million ($16.6 million, net of tax) of integration costs, $7.8 million ($5.2 million, net of tax) of restructuring charges, $6.0 million ($3.8 million, net of tax) of a charitable contribution, and $67.6 million ($43.7 million, net of tax) of impairment charges for goodwill and other long-lived assets. Income from operations also includes charges of $18.1 million ($11.4 million, net of tax) to step-up the fair value of inventory from our acquisition of Perbio in 2003, $2.2 million ($1.4 million, net of tax) of restructuring credits relating to a reduction in estimated severance costs in 2002, $61.2 million ($38.5 million, net of tax) of restructuring and other charges in 2001 and $8.4 million ($5.2 million, net of tax) of restructuring credits and other charges in 2000.

(2)	Net income includes the charges described in (1) above and, in 2004, includes $14.4 million ($9.0 million, net of tax) of debt refinancing charges, $22.7 million ($21.5 million, net of tax) gain on sale of investment, $2.2 million ($1.4 million, net of tax) charge for the termination of a foreign currency contract, and $10.9 million tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations. Net income in 2003 includes the charges described in (1) above and charges of

$43.8 million ($27.6 million, net of tax) for call premiums, $22.1 million ($13.9 million, net of tax) for the write-off of deferred financing fees, $15.7 million ($9.9 million, net of tax) for the purchase of options to hedge foreign currency exposure and $2.8 million ($1.8 million, net of tax) for bridge financing fees. Net income in 2002 includes the amounts described in (1) above and includes a charge of $11.2 million ($7.1 million, net of tax) consisting of $7.1 million of fixed-swap unwind costs and $4.1 million of deferred financing and other costs associated with the refinancing of our term debt. Net income in 2000 includes the amounts in (1) above and a $23.6 million ($14.9 million, net of tax) write-down of investments in certain internet-related ventures.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

      On August 2, 2004 we completed an approximately $3.9 billion combination with Apogent Technologies Inc. (“Apogent”) in a tax-free, stock-for-stock exchange which included the assumption of debt with a fair value of $1.1 billion. In the merger, Apogent shareholders received 0.56 shares of our common stock for each share of Apogent common stock they owned. Upon completion of the merger, Apogent became our direct, wholly owned subsidiary.

      The unaudited pro forma combined statement of operations for the year ended December 31, 2004 as set forth below gives effect to the Apogent transaction as if the transaction had occurred as of January 1, 2004. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statement of operations as there can be no assurance that any such cost savings will occur. Additionally, anticipated costs to integrate the operations and anticipated charges due to the estimated fair value increase to inventory have not been recorded in the unaudited pro forma adjustments reflected in the unaudited pro forma combined statement of operations.

      The unaudited pro forma combined statement of operations includes our reported results as reported in our Form 10-K for the year ended December 31, 2004. The unaudited pro forma combined statement of operations also includes the reported results for Apogent as reported in its Form 10-Q for the nine months ended June 30, 2004, adjusted to exclude Apogent’s historical results for the three months ended December 31, 2003 and to include Apogent’s historical results for the period from July 1, 2004 to August 2, 2004.

      The unaudited pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma combined statement of operations is provided for informational purposes only and does not purport to be indicative of our results of operations that would actually have been achieved had the acquisition been completed for the period presented, or that may be obtained in the future. The unaudited pro forma combined statement of operations should be read in conjunction with the historical financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual and quarterly reports which have been incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Historical (unaudited)

		Apogent for the
	Fisher	period from
	year ended	January 1, 2004 to	Pro Forma		Pro Forma
	December 31, 2004	August 2, 2004	Adjustments		Combined

	($ in millions, except per share data)
Sales	$4,662.7	$706.0	$(95.8	)(a)	$5,272.9
Cost of sales	3,285.6	372.8	(95.8	)(a)	3,562.6
Selling, general and administrative expense	1,017.4	198.3	9.2	(b)	1,224.9
Impairment of goodwill	64.9	—	—		64.9
Restructuring expenses	7.8	—	—		7.8

Income from operations	287.0	134.9	(9.2)		412.7
Interest expense	104.8	16.2	—		121.0
Other (income) expense, net	(10.2)	4.0	—		(6.2)

Income from continuing operations before income taxes	192.4	114.7	(9.2)		297.9
Income tax provision	26.0	42.4	(3.2	)(c)	65.2

Income from continuing operations	$166.4	$72.3	$(6.0)		$232.7

Income per common share from continuing operations:
Basic	$1.93				$2.01

Diluted	$1.80				$1.89

Weighted-average common shares outstanding:
Basic	86.2				115.7

Diluted	92.2				123.2

(a)	Represents the elimination of sales and cost of sales for transactions between Fisher and Apogent for the periods presented, and assumes all inventories have been sold by Fisher.

(b)	Represents an adjustment to amortize identifiable intangible assets with finite useful lives over a weighted-average period of 15.7 years. Goodwill and intangible assets with indefinite lives related to this transaction have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which is referred to as SFAS 142. SFAS 142 provides for the nonamortization of goodwill and indefinite lived intangible assets. Accordingly, the unaudited pro forma adjustments do not include amortization of goodwill and indefinite lived intangible assets.

(c)	Represents an adjustment to tax effect the pro forma adjustments at an assumed tax rate of 35%.

Unaudited Pro Forma Income Per Share From Continuing Operations

      Unaudited pro forma income per share from continuing operations is computed in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Unaudited pro forma basic income per share from continuing operations is computed by dividing pro forma income from continuing operations by the assumed weighted average number of shares of common stock outstanding as if the merger occurred on the first day of the period presented. Unaudited pro forma diluted income per share from continuing operations is computed by dividing pro forma income from continuing operations by the assumed weighted average number of shares of common stock outstanding as if the merger occurred on the first day of the period presented, including assumed potential common shares from conversion of stock options using the treasury stock method, if dilutive.

      The following table sets forth unaudited pro forma basic and diluted income per share from continuing operations computational data for the period presented (in millions, except per share amounts):

Pro Forma
Year Ended
December 31, 2004

Unaudited pro forma income from continuing operations	$232.7
Weighted-average shares of common stock outstanding used in the computation of basic earnings per share	115.7
Common stock equivalents	7.5
Shares used in the computation of diluted earnings per share	123.2
Unaudited pro forma basic income per share from continuing operations	$2.01
Unaudited pro forma diluted income per share from continuing operations	$1.89

      The unaudited pro forma diluted net income per share from continuing operations does not give effect to 5.8 million shares of our common stock, which would be issuable if Apogent’s convertible debt securities are converted.

      The unaudited pro forma basic and diluted income per share from continuing operations does not purport to be indicative of the combined company’s basic and diluted earnings per share that would have been achieved had the transaction been completed for the period presented, or that may be obtained in the future.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      When we sold the original notes on August 3, 2004, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act. We also agreed to use our best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay liquidated damages to the holders of the original notes if:

•	the registration statement is not filed by November 30, 2004;

•	the registration statement is not declared effective within 210 days of its filing with the SEC; or

•	the exchange offer has not been consummated within 45 days of being declared effective.

      The exchange offer is not being made to holders of original notes in any jurisdiction which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on May 5, 2005. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

      As of the date of this prospectus, $300,000,000 aggregate principal amount of the original notes is outstanding. The original notes were offered under an indenture dated August 3, 2004. This prospectus, together with the letter of transmittal, is first being sent on or about April 8, 2005 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

      Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

      We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

      Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus.

Interest on the Exchange Notes

      The exchange notes will accrue interest at the rate of 6 3/4% per annum from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the issue date of such original note, provided, that if an original note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the exchange note received in exchange therefor will accrue from the date of such interest payment date. Interest on the exchange notes is payable on February 15 and August 15 of each year, commencing August 15, 2005. No additional interest will be paid on original notes tendered and accepted for exchange.

      Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Procedures for Tendering

      Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A. at the address listed below under the heading “Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “Exchange Agent.”

      In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes, if any;

•	a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The Depository Trust Company will be referred to as DTC in this prospectus.

      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

      The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

      If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

      We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

      We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

      If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

      If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

      By tendering, each holder will represent to us that, among other things:

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

      If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes promptly after acceptance of the original notes. See “Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

      For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

      In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

      Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.

Book-Entry Transfer

      The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Exchanging Book-Entry Notes

      The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

      If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1)	stating the name and address of the holder of original notes and the amount of original notes tendered;

(2)	stating that the tender is being made; and

(3)	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

      Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

      If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under “Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our reasonable judgment might directly or indirectly result in any of the consequences referred to in clause (1), (2) or (3) above or, in our reasonable judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.

      All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our reasonable discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

      In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment.

Exchange Agent

      We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery by Hand, Overnight Carrier, Registered or Certified Mail To:

The Bank of New York Trust Company, N.A.

c/o The Bank of New York, Corporate Trust Operations
101 Barclay Street - 7 East

New York, New York 10286

For Information Call

(212) 815-3738

By Facsimile Transmission

(for eligible Institutions only)
(212) 298-1915

Attention: Evangeline Gonzales

Confirm by Telephone

(212) 815-3738

      All other questions should be addressed to Fisher Scientific International Inc., Liberty Lane, Hampton, N.H. 03842, Attention: General Counsel. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $135,000.

Accounting Treatment

      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

      Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

      Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its original notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

      We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

DESCRIPTION OF THE NOTES

      The notes were issued under an indenture dated as of August 3, 2004 by and between us and The Bank of New York Trust Company, N.A., as successor trustee. The indenture contains provisions that define your rights under the notes. In addition, the indenture governs our obligations under the notes.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture has been filed as an exhibit to our registration statement on Form S-4, dated November 29, 2004, of which this prospectus forms a part. The definitions of certain capitalized terms used in the following summary are set forth below under “— Certain Definitions.”

      The notes are:

•	our unsecured Senior Subordinated Indebtedness;

•	subordinated in right of payment, as set forth in the indenture, to the payment when due of all of our existing and future Senior Indebtedness, including our obligations under the Credit Facility, our Existing Senior Notes and other senior secured and senior unsecured Indebtedness outstanding from time to time;

•	effectively subordinated to all of our Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness, and to all obligations and liabilities of Fisher’s non-guarantor subsidiaries;

•	pari passu in right of payment with all of our existing and future Senior Subordinated Indebtedness, including our Existing Senior Subordinated Notes; and senior in right of payment to all of our existing and future Subordinated Obligations.

      The notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially is the trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal (and premium, if any) on the notes at the trustee’s corporate office in New York, New York. At our option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of holders of the notes.

Principal, Maturity and Interest

      The notes will mature on August 15, 2014. Each note bears interest at the rate of 6 3/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually in cash to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

      The notes were issued in an aggregate principal amount of $300.0 million. Additional securities may, subject to the limitations set forth in the “Limitation on Incurrence of Additional Indebtedness” covenant, be issued under the indenture in one or more series from time to time (the “Additional Notes”), which will vote as a class with the notes and otherwise be treated as notes for purposes of the indenture.

      The notes are not entitled to the benefit of any mandatory sinking fund.

Redemption

      Optional Redemption. The notes may be redeemable, at our option, in whole at any time or in part from time to time, on and after August 15, 2009, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

Year	Redemption Price

2009	103.375%
2010	102.250%
2011	101.125%
2012 and thereafter	100.000%

      In addition, at any time prior to August 15, 2009, the notes may be redeemed or purchased (by us or any other Person) in whole or in part, at our option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. We may provide in such notice that payment of the Redemption Price and performance of our obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control Triggering Event.

      “Applicable Premium” means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such note on August 15, 2009, (such redemption price being that described in the first paragraph of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such note through such date, in each case computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the principal amount of such note on such Redemption Date. Calculation of the Applicable Premium will be made by us or on our behalf by such Person as we shall designate; provided that such calculation shall not be a duty or obligation of the trustee.

      “Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2009; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to August 15, 2007, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% of the aggregate principal amount of notes originally issued at a redemption price equal to 106.75% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 60% of the original principal amount of notes remains outstanding immediately after any such redemption (excluding any notes owned by us). In order to effect the foregoing redemption with the proceeds of any Equity Offering, we must mail a notice of redemption no later than 60 days after the related Equity Offering and must consummate such redemption within 90 days of the closing of the Equity Offering. “Equity Offering” means a sale of our Qualified Capital Stock.

Selection and Notice

      In case of a partial redemption, selection of the notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portion thereof for redemption shall be made by the trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose notes are to be redeemed at the last address for such holder then shown on the registry books. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or part thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Ranking of Notes

      The indebtedness evidenced by the notes is our unsecured Senior Subordinated Indebtedness and (a) is subordinated in right of payment, as set forth in the indenture, to all of our existing and future Senior Indebtedness, including our obligations under the Credit Facility, our Existing Senior Notes and other senior secured and senior unsecured Indebtedness outstanding from time to time, (b) ranks pari passu in right of payment with all of our existing and future Senior Subordinated Indebtedness, including the Existing Senior Subordinated Notes, and (c) is senior in right of payment to all of our existing and future Subordinated Obligations. The notes also are effectively subordinated to any of our Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness, and to all existing and future obligations and liabilities of our non-guarantor Subsidiaries.

      However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under “— Legal Defeasance and Covenant Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described above if the deposit to such trust which is used to fund such payment was permitted at the time of such deposit.

      A substantial part of our operations are conducted through our Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries (other than Subsidiaries, if any, that may become Subsidiary Guarantors in the future with respect to the notes) will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Fisher, including holders of the notes. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of our Subsidiaries (other than Subsidiaries, if any, that may become Subsidiary Guarantors in the future with respect to the notes).

      Only our Indebtedness that is Senior Indebtedness ranks senior in right of payment to the notes in accordance with the provisions of the indenture. Our obligations in respect of the notes ranks pari passu in right of payment with all of our other Senior Subordinated Indebtedness, including our Existing Senior Subordinated Notes. We have agreed in the indenture that we will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. See “— Certain Covenants — Prohibition on Incurrence of Senior Subordinated Debt.”

      We may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the notes or make any deposit pursuant to the provisions described under “— Legal defeasance and covenant defeasance” below and may not otherwise purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if any amount due in respect of any Senior Indebtedness (including, without limitation, any amount due as a result of acceleration of the maturity thereof by reason of default or otherwise) has not been paid in full in cash or Cash Equivalents unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the Representative of the holders of the Designated Senior Indebtedness with respect to which the events set forth in the immediately preceding sentence have occurred and are continuing.

      In addition, during the continuance of any default (other than a payment default described in the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and us from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice and all other defaults with respect to such Designated Senior Indebtedness shall have been cured or shall have ceased to exist or (iii) because such Designated Senior Indebtedness has been discharged or repaid in full in cash or Cash Equivalents).

      Notwithstanding the provisions described in the immediately preceding paragraph, unless any payment default described in the first sentence of the second immediately preceding paragraph has occurred and is then continuing, we may resume payments on the notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution of our assets or securities to creditors upon a total or partial liquidation or dissolution or reorganization or winding up of or similar proceeding relating to us or our property or in a bankruptcy, insolvency, receivership or similar proceeding relating to us or our property, or in an assignment for the benefit of creditors or any marshalling of our assets and liabilities, whether voluntary or involuntary, the holders of Senior Indebtedness are entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the notes are entitled to receive any payment or distribution of any character and, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

      If we fail to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See “— Events of Default” below.

      If payment of the notes is accelerated because of an Event of Default, we or the trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. We may not pay the notes until the earlier of five business days after such holders or the

Representative of the holders of Designated Senior Indebtedness receive notice of such acceleration or the date of acceleration of such Designated Senior Indebtedness and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

      By reason of such subordination provisions contained in the indenture, in the event of our liquidation, receivership, reorganization or insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and our creditors who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness. In addition, as described above, the notes will be effectively subordinated to the claims of creditors of our non-guarantor Subsidiaries.

      None of Fisher’s Subsidiaries will guarantee the notes as of the Issue Date. We do not expect to cause any of our Subsidiaries to issue Guarantees in respect of the Notes unless required by the terms of the indenture to do so. The terms on which each Guarantee, if any, in respect of the notes will be subordinated to the prior payment in full of Senior Indebtedness of the relevant Subsidiary Guarantor will be substantially identical to those described above governing the subordination of the notes to the prior payment in full of our Senior Indebtedness.

Change of Control

      The indenture provides that upon the occurrence of a Change of Control Triggering Event, each holder of the notes will have the right to require that we purchase for cash all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase, except that we shall not be obligated to repurchase the notes pursuant to this covenant in the event that we have exercised the right to redeem all of the notes as described under “Redemption — Optional Redemption.”

      We may exercise our optional right to redeem all or a portion of the notes, at specified redemption prices, even if a Change of Control Triggering Event has occurred. After August 15, 2012, the specified redemption price will be lower than the price we would have to pay if holders require us to purchase the notes upon the occurrence of a Change of Control Triggering Event.

      In the event that, at the time of such Change of Control Triggering Event, the terms of the Bank Indebtedness restrict or prohibit the repurchase of the notes pursuant to this covenant, the indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date we obtain actual knowledge of any Change of Control Triggering Event (unless we have exercised our right to redeem all the notes as described under “Redemption — Optional Redemption”) we shall (a) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (b) obtain the requisite consents under the Credit Facility to permit the repurchase of the notes as provided below. We shall first comply with the covenant in the immediately preceding sentence before we shall be required to repurchase notes pursuant to the provisions described below. Our failure to comply with this covenant or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (d) and not in clause (b) under “— Events of Default” below.

      We will disclose the occurrence of any Change of Control Triggering Event by issuing a press release and filing a Form 8-K with the SEC. Within 30 days following the date upon which we obtain actual knowledge that a Change of Control Triggering Event has occurred, we must send, by first class mail, a notice to each holder of the notes, with a copy to the trustee, stating: (1) that a Change of Control Triggering Event has occurred or may occur and that such holder has, or upon such occurrence will have, the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); (4) the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control Triggering Event, that such offer is conditioned on the occurrence of such Change of Control Triggering Event. Holders of the notes electing to have a note purchased pursuant to a Change of Control Offer are required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

      If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

      The definition of “Change of Control” includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of our assets as such phrase is defined in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.

      Neither our board of directors nor the trustee may waive the covenant relating to a holder’s right to redemption upon a Change of Control Triggering Event. Restrictions in the indenture described herein on the ability of us and our Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on our properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our Subsidiaries by our management. In addition, we could in the future enter into certain transactions, including acquisitions, refinancings and recapitalizations, that would not constitute a Change of Control Triggering Event under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

      We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control” provisions of the indenture by virtue thereof.

Certain Covenants

      The indenture contains, among others, the following covenants:

      Limitation on Restricted Payments. Fisher will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of capital stock of Fisher to holders of such capital stock, (b) purchase, redeem or otherwise acquire or retire for value any capital stock of Fisher or any warrants, rights or options to purchase or acquire shares of any class of such capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock), other than the exchange of such capital stock for Qualified Capital Stock, or (c) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (a),

(b) and (c) (other than the exceptions thereto) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) Fisher is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed, without duplication, the sum of: (u) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Fisher earned during the period (treated as a single accounting period) beginning on January 1, 1998, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements of Fisher are available (such period, the “Reference Period”); plus (v) 100% of the aggregate net cash proceeds and the fair value of property or assets (as determined in good faith by the board of directors of Fisher, whose determination shall be conclusive) received by Fisher from any Person (other than a Restricted Subsidiary of Fisher) from the issuance and sale after January 21, 1998 of Qualified Capital Stock of Fisher (including capital stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding proceeds (net cash proceeds, in the case of a sale for cash) from the sale of capital stock to the extent used to repurchase or acquire shares of capital stock of Fisher pursuant to clause (2)(ii) of the next succeeding paragraph); plus (w) 100% of the aggregate net cash proceeds of any equity contribution received by Fisher from a holder of its capital stock (but excluding net cash proceeds from any equity contribution to the extent used to repurchase or acquire shares of capital stock of Fisher pursuant to clause (2)(iii) of the next succeeding paragraph); plus (x) to the extent that any Investment (other than a Permitted Investment) that was made after January 21, 1998 is sold or otherwise liquidated or repaid, the lesser of (A) the cash and the fair value of property or assets (as determined in good faith by the board of directors of Fisher, whose determination shall be conclusive) received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment; plus (y) the net cash proceeds and the fair market value of property or assets (as determined in good faith by the board of directors of Fisher, whose determination shall be conclusive) received from the sale of Capital Stock in an Unrestricted Subsidiary (other than to Fisher or any of its Restricted Subsidiaries); plus (z) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (A) dividends, distributions, interest payments, return of capita l, repayments of Investments or other transfers of assets to Fisher or any Restricted Subsidiary from any Unrestricted Subsidiary, or (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in this clause (z) in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by Fisher or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date. Any net cash proceeds included in the foregoing clauses (iii)(v) or (iii)(w) shall not be included in clause (x)(A) or clause (x)(B) of the definition of “Permitted Investments” to the extent actually utilized to make a Restricted Payment under this paragraph.

      Notwithstanding the foregoing, the provisions set forth in the preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of capital stock of Fisher (i) solely in exchange for shares of Qualified Capital Stock of Fisher, (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of Fisher) of shares of Qualified Capital Stock of Fisher, or (iii) through the application of net cash proceeds of a substantially concurrent equity contribution received by Fisher from a holder of its capital stock; (3) payments for the purpose of and in an amount equal to the amount required to permit Fisher to redeem or repurchase shares of its capital stock or options, warrants or other rights in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $50.0 million in the aggregate after the Issue Date (which amount shall be increased by the amount of any cash proceeds to Fisher from (x) sales of its capital stock or any options, warrants or other rights in respect thereof to management employees subsequent to the Issue Date and (y) any “key-man” life insurance policies which are used to make such redemptions or repurchases); (4) the payment of fees and compensation as permitted under clause (i) of paragraph (b) of the “Limitation on Transactions with Affiliates” covenant; (5) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $100,000 in the aggregate, to enable Fisher to make payments to holders of its capital stock in lieu of issuance of fractional shares of its capital stock; (6) repurchases of capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof; (7) the Apogent Transactions; (8) Fisher or any Restricted Subsidiary from making payments in respect of any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of capital stock of Fisher or options, stock appreciation or similar securities, in each case held by then current or former officers, directors or employees of Fisher or any of its Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, upon death, disability, retirement or termination of employment, not to exceed $50.0 million in the aggregate after the Issue Date; (9) other Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $150.0 million (net of repayments of any such loans or advances). In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) the net amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (3), (8) and (9) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by Fisher from any “key man” life insurance policies, and (b) the net amounts expended pursuant to clauses (2), (4), (5), (6) and (7) shall be excluded from such calculation.

      Limitation on Incurrence of Additional Indebtedness. Fisher will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, Fisher and any Restricted Subsidiary of Fisher may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Fisher is greater than or equal to 2.0 to 1.0; and provided, further, that accrual of interest, the accretion of accreted value and the payment of interest in the form of additional interest shall not be deemed an incurrence of Indebtedness for purposes of this covenant.

      For purposes of determining compliance with, and determining the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant, (x) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (y) in the event that Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness, Fisher, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses; and (z) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

      For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to the Credit Facility shall be calculated based on the relevant currency exchange rate in effect on the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

      Limitation on Transactions with Affiliates. (a) Fisher will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in the best interests of, Fisher or such Restricted Subsidiary, as the case may be, as determined in good faith by its board of directors; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at its option (i) such determination shall be made in good faith by a majority of the disinterested members of the board of the directors of Fisher or (ii) the board of directors of Fisher or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to Fisher or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $25.0 million or more, the board of directors of Fisher shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to Fisher or such Restricted Subsidiary.

      (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Fisher or any Subsidiary of Fisher as determined in good faith by its board of directors; (ii) transactions exclusively between or among Fisher and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture; (iii) transactions effected as part of a Qualified Receivables Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the indenture; (vi) any Permitted Investment; (vii) transactions permitted by, and complying with, the provisions of the covenant described under “Merger, Consolidation and Sale of Assets”; (viii) any payment, issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and Plans approved by the board of directors of Fisher; (ix) the grant of stock options or similar rights to employees and directors of Fisher and its Subsidiaries pursuant to Plans and employment contracts approved by the board of directors of Fisher; (x) loans or advances to officers, directors or employees of Fisher or its Restricted Subsidiaries not in excess of $5.0 million at any one time outstanding; (xi) the granting or performance of registration rights under a written registration rights agreement approved by the board of directors of Fisher; (xii) transactions with Persons solely in their capacity as holders of Indebtedness or capital stock of Fisher or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or capital stock of Fisher or such Restricted Subsidiary generally; (xiii) transactions effected as part of the Apogent Transactions; and (xiv) any agreement to do any of the foregoing.

      Limitation on Liens. Fisher will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure Senior Subordinated Indebtedness or Subordinated Obligations (the “Initial Lien”), unless (i) in the case of Initial

Liens securing Subordinated Obligations, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Initial Liens and (ii) in the case of Initial Liens securing Senior Subordinated Indebtedness, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit. Any such Lien thereby created in favor of the notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of Fisher of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by Fisher or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

      Prohibition on Incurrence of Senior Subordinated Debt. Neither Fisher nor any Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Subsidiary Guarantor’s Guarantee and subordinate in right of payment to any Senior Indebtedness of Fisher or such Subsidiary Guarantor, as the case may be.

      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Fisher will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its capital stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to Fisher or any other Restricted Subsidiary of Fisher; or (c) transfer any of its property or assets to Fisher, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the indenture; (3) any restriction or encumbrance (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Fisher or any Restricted Subsidiary not otherwise prohibited by the indenture, (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Fisher or any Restricted Subsidiary, (D) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (E) on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (F) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (G) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of Fisher or any of its Restricted Subsidiaries in any manner material to Fisher or such Restricted Subsidiary, or (H) pursuant to Currency Agreements or Interest Swap Obligations; (4) any agreement or instrument of a Person, or relating to Indebtedness or capital stock of a Person, which Person is acquired by or merged or consolidated with or into Fisher or any of its Restricted Subsidiaries, or which agreement or instrument is assumed by Fisher or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (4), if another Person is the successor company in such acquisition, merger or consolidation, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by Fisher or a Restricted Subsidiary, as the case may be, when such Person becomes the successor company; (5) agreements existing on the Issue Date (including, without limitation, the Credit Facility and any instrument governing the Existing Senior Notes or the Existing Senior Subordinated Notes or any Acquired Indebtedness as part of the Apogent Transactions); (6) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing capital stock of any Person that is acquired after the Issue Date; (9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and such Restricted Subsidiary is engaged in the Qualified Receivables Transaction; (10) any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (2), (4) or (5) of this covenant or this clause (10) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the holders of the notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by Fisher); or (11) any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the “Limitation on Incurrence of Additional Indebtedness” covenant (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions (as determined in good faith by Fisher) contained in the Initial Agreements (other than Initial Agreements contemplated by clause (4) above), or (B) if such encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined in good faith by Fisher) and Fisher determines that such encumbrance or restriction will not materially affect Fisher’s ability to make principal or interest payments on the notes.

      Limitation on Preferred Stock of Subsidiaries. Fisher will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Fisher or to a Restricted Subsidiary of Fisher) or permit any Person (other than Fisher or a Restricted Subsidiary of Fisher) to own any Preferred Stock of any Restricted Subsidiary of Fisher.

      Merger, Consolidation and Sale of Assets. Fisher will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless (i) either (A) Fisher shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of Fisher under the notes and the indenture; (ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments referred to in the definition of “Consolidated Fixed Charge Coverage Ratio”), either (A) Fisher or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant or (B) the Consolidated Fixed Charge Coverage Ratio would be greater than it was immediately prior to such transaction; (iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) Fisher has delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture, that the surviving Person agrees to be bound thereby and by the notes, and that all conditions precedent in the indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of Fisher, the capital stock of which constitutes all or substantially all of the properties and assets of Fisher, shall be deemed to be the transfer of all or substantially all of the properties and assets of Fisher. Notwithstanding the foregoing clauses (ii) and (iii) of the preceding sentence, (a) any Restricted Subsidiary of Fisher may consolidate with, merge into or transfer all or part of its properties and assets to Fisher and (b) Fisher may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating Fisher in another jurisdiction or (y) a Restricted Subsidiary of Fisher so long as all assets of Fisher and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

      The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Fisher in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, Fisher under the indenture and the notes with the same effect as if such surviving entity had been named as such.

      Limitation on Asset Sales. Fisher will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Fisher or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by its board of directors, whose determination shall be conclusive); (ii) in the case of any Asset Sale (or series of Asset Sales) having a fair market value (as determined in good faith by its board of directors, whose determination shall be conclusive) of $25.0 million or more, at least 75% of the consideration received by Fisher or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided, that the amount of (A) any liabilities (as shown on its or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Fisher or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and from which Fisher and its Restricted Subsidiaries are unconditionally released, (B) any notes or other obligations received by Fisher or such Restricted Subsidiary from such transferee that are converted by Fisher or such Restricted Subsidiary within 180 days of such receipt into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), (C) any assumption of Indebtedness of Fisher or any Restricted Subsidiary and the release of Fisher or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (D) any Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Fisher and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, and (E) any Designated Non-Cash Consideration received by Fisher or any of its Restricted Subsidiaries from such transferee having an aggregate fair market value (as determined in good faith by its board of directors, whose determination shall be conclusive), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) then outstanding, not to exceed the greater of $50.0 million and 2.5% of Consolidated Total Assets at the time of receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and (iii) upon the consummation of an Asset Sale, Fisher shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to reinvest in Productive Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the board of directors of Fisher or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the immediately preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the immediately preceding sen tence (each a “Net Proceeds Offer Amount”) shall be applied by Fisher or such Restricted Subsidiary to make an offer to purchase for cash (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders of the notes on a pro rata basis at least that amount of notes equal to the Note Offer Amount at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by Fisher or any Restricted Subsidiary of Fisher, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Any offer to purchase with respect to Other Debt shall be made and consummated concurrently with any Net Proceeds Offer.

      “Other Debt” shall mean other Indebtedness of Fisher that ranks pari passu with the notes and requires that an offer to purchase such Other Debt be made upon consummation of an Asset Sale.

      “Note Offer Amount” means (i) if an offer to purchase Other Debt is not being made, the amount of the Net Proceeds Offer Amount and (ii) if an offer to purchase Other Debt is being made, an amount equal to the product of (x) the Net Proceeds Offer Amount and (y) a fraction the numerator of which is the aggregate amount of notes tendered pursuant to such offer to purchase and the denominator of which is the aggregate amount of notes and Other Debt tendered pursuant to such offer to purchase.

      Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $25.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Fisher and its Restricted Subsidiaries aggregates at least $25.0 million, at which time Fisher or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $25.0 million or more shall be deemed to be a “Net Proceeds Offer Trigger Date”).

      Notwithstanding the preceding paragraphs of this covenant, Fisher and its Restricted Subsidiaries are permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by its board of directors, whose determination shall be conclusive); provided that any consideration not constituting Productive Assets received by Fisher or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of the preceding paragraphs; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

      Each Net Proceeds Offer will be mailed to the record holders of the notes as shown on the register of holders of the notes within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders of the notes may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders of the notes properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law; provided, such period shall not be less than the period with respect to any offer to purchase Other Debt or terminate prior to any such period. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Fisher may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

      Fisher will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, Fisher shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof.

      Limitation on Guarantees by Restricted Subsidiaries. Fisher will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of Fisher, other than guarantees of Indebtedness incurred pursuant to the Credit Facility (but only if such guarantees are permitted by clause (ii) of the “Limitation on Incurrence of Additional Indebtedness” covenant or constitute Permitted Indebtedness), unless such Restricted Subsidiary, Fisher and the trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary’s guarantee of the notes (a “Guarantee”), such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary; provided that if (w) any Subsidiary Guarantor is released from its guarantee with respect to Indebtedness outstanding under the Credit Facility or other Indebtedness the guarantee of which gave rise to the obligation to enter into its Guarantee,

(x) Fisher or any of its Restricted Subsidiaries sells or otherwise disposes (by merger or otherwise) of any Subsidiary Guarantor in accordance with the indenture, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary, (y) any Subsidiary Guarantor merges or consolidates with and into Fisher or another Subsidiary Guarantor that is the surviving Person of such merger or consolidation, or (z) any Subsidiary Guarantor becomes an Unrestricted Subsidiary, such Subsidiary Guarantor shall automatically be released from its obligations as a Subsidiary Guarantor. Neither Fisher nor any such Subsidiary Guarantor shall be required to make a notation on the notes to reflect any such Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of Fisher to incur Indebtedness otherwise prohibited by the “Limitation on Incurrence of Additional Indebtedness” covenant.

      The obligations of each Subsidiary Guarantor under its Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

      Conduct of Business. Fisher and its Restricted Subsidiaries will not engage in any businesses which are not the same as, or similar, related or ancillary to, the businesses in which Fisher and its Restricted Subsidiaries are engaged on the Issue Date.

      Effectiveness of Covenants. The covenants described under “Limitation on Restricted Payments,” “Limitation on Incurrence of Additional Indebtedness,” “Limitation on Transactions with Affiliates,” “Prohibition of Incurrence of Senior Subordinated Debt,” “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,” “Limitation on Preferred Stock of Subsidiaries,” “Limitation on Asset Sales,” “Limitation on Guarantees by Restricted Subsidiaries,” “Conduct of Business,” and clause (ii) under “Merger, Consolidation and Sale of Assets” (collectively, the “Suspended Covenants”) will be suspended upon Fisher obtaining Investment Grade Status by either S&P or Moody’s and will be terminated upon Fisher obtaining Investment Grade Status by both S&P and Moody’s. Notwithstanding the foregoing, in the event that the Suspended Covenants have not been terminated and Fisher’s credit rating has been downgraded from Investment Grade Status, the Suspended Covenants shall be reinstated and in full force and effect.

Events of Default

      The following events are defined in the indenture as “Events of Default”: (a) the failure to pay interest (including liquidated damages, if any, under the Registration Rights Agreement) on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture); (b) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture); (c) a default in the observance or performance of the covenant set forth under “Certain covenants — Merger, Consolidation and Sale of Assets” above; (d) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; (e) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of ours or any of our Restricted Subsidiary (other than a Receivables Entity), or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $40.0 million or more at any time; (f) one or more judgments in an aggregate amount in excess of $40.0 million shall have been rendered against us or any of our Significant Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and nonappealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, which is not promptly stayed; and (g) certain events of bankruptcy affecting us or any of our Significant Subsidiaries.

      Upon the happening of any Event of Default specified in the indenture, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of ours occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

      The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (f) or (g) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of ours shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      We may, at our option and at anytime, elect to have our obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for (i) the rights of holders of the notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, (ii) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the trustee and our obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of default” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance, (i) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound; (vi) we shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours or others; (vii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) we shall have delivered to the trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of our Indebtedness other than the notes and (B) assuming no intervening bankruptcy of ours between the date of deposit and the 91st day following the deposit and that no holder of the notes is an insider of ours, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ix) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when (i) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable, (y) will become due and payable at their stated maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) we have paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

      From time to time, we and the trustee, without the consent of the holders of the notes, may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of Fisher or a Subsidiary Guarantor under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to add Guarantees with respect to the notes, to secure the notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the notes when such release, termination or discharge is provided for under the indenture, to add to the covenants of Fisher for the benefit of the holders or to surrender any right or power conferred upon Fisher, to provide for or confirm the issuance of Additional Notes, to provide that any Indebtedness that becomes or will become an obligation of a successor company or a Subsidiary Guarantor pursuant to a transaction governed by the provisions described under the “Merger, Consolidation and Sale of Assets” covenant (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of the indenture, to make any change that does not adversely affect the rights of any holder, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act or otherwise.

      Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may: (i) reduce the amount of notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any notes payable in money other than that stated in the notes; (v) make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); (vi) amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (vii) modify the subordination provisions (including the related definitions) of the indenture to adversely affect the holders of notes in any material respect. Any amendment or modification of the subordination provisions of the indenture that is adverse to any Senior Indebtedness outstanding at the time shall not be effective as to the holders of such Senior Indebtedness without the written consent of such holders.

      The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by holder is a continuing consent by such holder and every subsequent holder of all or part of the related note. Any such holder or subsequent holder may revoke such consent as to its note by written notice to the trustee or Fisher, received thereby before the date on which Fisher certifies to the trustee that the holders of the requisite principal amount of notes have consented to such amendment or waiver. After an amendment or waiver under the indenture becomes effective, we are required to mail to holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Additional Information

      The indenture provides that we will deliver to the trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC, to the extent permitted, and provide the trustee and holders of the notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We will also comply with the other provisions of the Trust Indenture Act Section 314(a).

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the definition of other terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Fisher or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with such Person becoming a Restricted Subsidiary of Fisher or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of Fisher and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

      “Affiliate” means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Fisher. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than Fisher or any Subsidiary of Fisher) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of Fisher or any of its Subsidiaries solely by reason of such Investment.

      “all or substantially all” shall have the meaning given such phrase in the Revised Model Business Corporation Act.

      “Apogent” means Apogent Technologies Inc. and its consolidated subsidiaries.

      “Apogent Merger” means the merger of Fox Merger Corporation, a direct, wholly-owned subsidiary of Fisher formed for the purposes of the merger, with and into Apogent Technologies Inc., pursuant to an Agreement and Plan of Merger, dated as of March 17, 2004, as amended on April 16, 2004.

      “Apogent Transactions” means (a) the Apogent Merger, (b) the financing for the Apogent Merger including the entry into the indenture and the offer and issuance of the notes on the Issue Date and borrowings under the Credit Facility, (c) any tender offer or exchange offer for Apogent Indebtedness in connection with the Apogent Merger and (d) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

      “Asset Acquisition” means (a) an Investment by Fisher or any Restricted Subsidiary of Fisher in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Fisher or any Restricted Subsidiary of Fisher, or shall be merged with or into Fisher or any Restricted Subsidiary of Fisher, or (b) the acquisition by Fisher or any Restricted Subsidiary of Fisher of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Fisher or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Fisher or a Restricted Subsidiary of Fisher of (a) any capital stock of any Restricted Subsidiary of Fisher; or (b) any other property or assets of Fisher or any Restricted Subsidiary of Fisher other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) any transaction or series of related transactions for which Fisher or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Fisher as permitted under the “Merger, Consolidation and Sale of Assets” covenant, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other transfer by Fisher or any Restricted Subsidiary of assets or property in transactions constituting Investments that are not prohibited under the “Limitation on Restricted Payments” covenant, (viii) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, (ix) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction and (x) leases or subleases to third persons not interfering in any material respect with the business of Fisher or any of its Restricted Subsidiaries. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

      “Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher or any Restricted Subsidiary of Fisher whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

      “capital stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) certificates of deposit or bankers’ acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500 million; (vi) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) or clause (v) above; and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

      “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Fisher to any Person or group of related Persons (other than one or more Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture); (ii) the approval by the holders of capital stock of Fisher of any plan or proposal for the liquidation or dissolution of Fisher (whether or not otherwise in compliance with the provisions of the indenture); (iii) any Person or Group (other than one or more Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Fisher; or (iv) the first day on which a majority of the members of the board of directors of Fisher are not Continuing Directors.

      “Change of Control Triggering Event” means the occurrence of a Change of Control and the failure of the notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.

      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges and (D) cash restructuring or nonrecurring charges, not to exceed $10.0 million in the aggregate for all periods after the Issue Date.

      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma adjustments for cost savings (“Cost Savings Adjustments”) that Fisher reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (A) such cost savings were identified and quantified in an officers’ certificate delivered to the trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by Fisher within 90 days of such acquisition or disposition to effect such cost savings identified in such officers’ certificate and with respect to any other acquisition or disposition, such officers’ certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period, and (iii) any Asset Sales or Asset Acquisitions (including any Consolidated EBITDA (including any Cost Savings Adjustments) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of Fisher or has been merged with or into Fisher or any Restricted Subsidiary of Fisher during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of Fisher or subsequent to such Person’s merger into Fisher, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause (ii) or (iii) of this sentence requires that pro forma effect be given to an Asset Sale or Asset Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write-off of debt issuance and currency hedging costs relating to the Apogent Merger and the financing therefor or relating to retired or existing Indebtedness and amortization or write-off of customary debt issuance costs relating to future Indebtedness incurred in compliance with the indenture) plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Net Income” of Fisher means, for any period, the aggregate net income (or loss) of Fisher and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses (including without limitation (v) any charge or expense incurred for employee bonuses in connection with the Apogent Transactions, (w) any fees, expenses and charges associated with the Apogent Transactions, (x) any adjustment in the book value of any inventory acquired in connection with the Apogent Merger, (y) any charge or expense associated with the entry into and the initial borrowings under the Existing Credit Facility and the amended and restated receivables purchase agreement dated as of February 11, 2003 and the cancellation of the Existing Credit Facility, and (z) any charge or expense associated with the entry into and the initial borrowings under the Credit Facility and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of Fisher or is merged or consolidated with Fisher or any Restricted Subsidiary of Fisher, (e) the net income of any Restricted Subsidiary of Fisher that is not a Subsidiary Guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the notes or the indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary), except that (A) Fisher’s equity in the net income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to Fisher or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the proportionate ownership of Fisher or any of its other Restricted Subsidiaries in such Restricted Subsidiary, (f) the net loss of any Person other than a Restricted Subsidiary of Fisher, (g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to Fisher or a Restricted Subsidiary of Fisher by such Person unless, in the case of a Restricted Subsidiary of Fisher who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above, (h) any one-time non-cash compensation charges, and any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, (i) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and (j) any unrealized gains or losses in respect of Currency Agreements.

      “Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

      “Consolidated Total Assets” means, as of any date of determination, the total assets shown on the consolidated balance sheet of Fisher and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

      “Continuing Directors” means, as of any date of determination, any member of the board of directors of Fisher who (i) was a member of such board of directors on the Issue Date, (ii) was nominated for election or elected to such board of directors with, or whose election to such board of directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the board of directors.

      “Credit Facility” means the credit agreement dated as of August 2, 2004, among Fisher, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Facility or one or more other credit agreements or otherwise) including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Fisher or any Restricted Subsidiary of Fisher against fluctuations in currency values.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      “Designated Noncash Consideration” means any noncash consideration received by Fisher or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of the determination by the board of directors of Fisher of the fair market value of such noncash consideration.

      “Designated Senior Indebtedness” means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by Fisher in the instrument evidencing or governing such Senior Indebtedness or another writing as “Designated Senior Indebtedness” for purposes of the indenture.

      “Disqualified Capital Stock” means that portion of any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the notes.

      “Existing Credit Facility” means the credit agreement dated as of February 14, 2003, as amended, among Fisher, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and Deutsche Bank AG, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), in each case as such agreements have been amended, supplemented or otherwise modified from time to time.

      “Existing Senior Notes” means any of (i) Fisher’s existing 7 1/8% Senior Notes due 2005 issued under the Senior Debt Securities Indenture dated as of December 18, 1995 and (ii) Fisher’s existing 2.50% Convertible Senior Notes due October 1, 2023 issued under the indenture dated as of July 7, 2003, and any notes issued in exchange therefor under such indenture.

      “Existing Senior Subordinated Notes” means any of (i) Fisher’s existing 8 1/8% Senior Subordinated Notes due 2012 issued under the indenture dated April 24, 2002, (ii) Fisher’s existing 8% Senior Subordinated Notes due 2013 issued under an indenture dated as of August 20, 2003, and (iii) Fisher’s existing 3.25% Convertible Senior Subordinated Notes due 2024 issued under an indenture dated as of January 20, 2004 and a Supplemental Indenture dated as of March 3, 2004.

      “fair market value” means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of Fisher acting reasonably and in good faith and shall be evidenced by a resolution of the board of directors of Fisher delivered to the trustee.

      “Foreign Subsidiary” means a Restricted Subsidiary of Fisher (i) that is organized in a jurisdiction other than the United States of America or a state thereof or the District of Columbia and (ii) with respect to which at least 90% of its sales (as determined in accordance with GAAP) are generated by operations located in jurisdictions outside the United States of America.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

      “Guarantee” has the meaning given such term in the “Limitation on Guarantees by Restricted Subsidiaries” covenant.

      “Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency swap agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

      “Interest Swap Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

      “Investment” by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. “Investment” shall exclude extensions of trade credit by Fisher and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Fisher or such Restricted Subsidiary, as the case may be, and any guarantees. For the purposes of the “Limitation on Restricted Payments” covenant, (i) Fisher shall be deemed to have made an “Investment” equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made on the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary, and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Fisher or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

      “Investment Grade Status” means (i) with respect to S&P, any of the rating categories from and including “AAA” to and including “BBB – ” (or the equivalent successor rating), or (ii) with respect to Moody’s, any of the rating categories from and including “Aaa” to and including “Baa3” (or the equivalent successor rating).

      “Issue Date” means August 3, 2004.

      “Joint Venture” means a corporation, partnership or other business entity, other than a Subsidiary of Fisher, engaged or proposed to be engaged in the same or a similar line of business as Fisher in which Fisher owns, directly or indirectly, not less than 20% and not more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers and trustees thereof, with the balance of the ownership interests being held by one or more investors.

      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Management Stockholders” means Paul M. Montrone, Paul M. Meister and individuals who are officers, directors, employees and other members of the management of Fisher as of the Issue Date, or immediate family members or relatives thereof, or trusts or partnerships for the benefit of, or companies or other entities owned by, any of the foregoing, or any of their heirs, executors, successors or legal representatives, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Fisher.

      “Minimum Rating” means (i) a rating of at least BBB- (or equivalent successor rating) by S&P and (ii) a rating of at least Baa3 (or equivalent successor rating) by Moody’s.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Fisher or any of its Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which Fisher determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Fisher or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by Fisher of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the “Net Cash Proceeds” in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by Fisher with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

      “Permitted Holder” means and includes (i) the Management Stockholders, (ii) any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by the stockholders of Fisher in substantially the same proportions as their ownership of the voting power of the capital stock of Fisher, (iii) any Plan, (iv) any underwriter during the period engaged in a firm commitment underwriting on behalf of Fisher with respect to the shares of capital stock being underwritten or (v) Fisher or any Subsidiary of Fisher.

      “Permitted Indebtedness” means, without duplication, (i) the notes issued on the Issue Date and the exchange notes, (ii) the Existing Senior Notes and Existing Senior Subordinated Notes, (iii) Indebtedness incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed in the aggregate the amount equal to (A) $1.5 billion, plus (B) in the case of any refinancing of the Credit Facility or any portion thereof, the aggregate fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (iv) Indebtedness of Foreign Subsidiaries incurred solely for working capital purposes of such Foreign Subsidiaries, (v) Indebtedness of Fisher and its Restricted

Subsidiaries outstanding on the Issue Date (other than indebtedness described in clause (i), (ii) or (iii) above), (vi) Interest Swap Obligations of Fisher or any of its Restricted Subsidiaries covering Indebtedness of Fisher or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of Fisher, to protect Fisher and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness, (vii) Indebtedness of Fisher or any of its Restricted Subsidiaries under Currency Agreements entered into, in the judgment of Fisher, to protect Fisher or such Restricted Subsidiary from fluctuation in foreign currency exchange rates, (viii) Indebtedness owed by any Restricted Subsidiary of Fisher to Fisher or any Restricted Subsidiary of Fisher or by Fisher to any Restricted Subsidiary, (ix) Acquired Indebtedness of Fisher or any Restricted Subsidiary of Fisher to the extent Fisher could have incurred such Indebtedness in accordance with clause (i) or (ii) of the first proviso to the “Limitation on Incurrence of Additional Indebtedness” covenant on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of Fisher, such Acquired Indebtedness was not incurred in connection with such Person becoming a Restricted Subsidiary of Fisher, (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business, (xi) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of Fisher and its Restricted Subsidiaries and (2) other than with respect to Senior Indebtedness, create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (viii) or (xvii) of this definition); provided that no Restricted Subsidiary of Fisher may refinance any Indebtedness pursuant to this clause (xi) other than its own Indebtedness, (xii) Indebtedness (including Capitalized Lease Obligations) incurred by Fisher or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the capital stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of $200.0 million and 3.0% of Consolidated Total Assets at the time of any incurrence thereof (which amount shall be deemed not to include any such Indebtedness incurred in whole or in part under the Credit Facility to the extent permitted by clause (iii) above), (xiii) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to Fisher or any Restricted Subsidiary of Fisher (except for Standard Securitization Undertakings), and the incurrence by a Receivables Entity of Indebtedness under a Purchase Money Note, (xiv) Indebtedness incurred by Fisher or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (xv) Indebtedness arising from agreements of Fisher or a Restricted Subsidiary of Fisher providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Fisher, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Fisher and its Restricted Subsidiaries in connection with such disposition, (xvi) obligations in respect of performance and surety bonds and completion guarantees provided by Fisher or any Restricted Subsidiary of Fisher in the ordinary course of business, (xvii) Indebtedness consisting of guarantees (x) by Fisher of Indebtedness, leases and any other obligation or liability permitted to be incurred under the indenture by Restricted Subsidiaries of Fisher, and (y) subject to “Limitation on Guarantees by Restricted Subsidiaries,” by Restricted Subsidiaries of Fisher of Indebtedness, leases and any other obligation or liability permitted to be incurred under the indenture by Fisher or other Restricted Subsidiaries of Fisher, (xviii) Acquired Indebtedness as part of the Apogent Transactions, and (xix) additional Indebtedness of Fisher or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of $200.0 million and 3.0% of Consolidated Total Assets at any one time outstanding.

      “Permitted Investments” means (i) Investments by Fisher or any Restricted Subsidiary of Fisher in any Restricted Subsidiary of Fisher (whether existing on the Issue Date or created thereafter) and Investments in Fisher by any Restricted Subsidiary of Fisher; (ii) cash and Cash Equivalents; (iii) Investments existing on the Issue Date; (iv) loans and advances to employees, officers and directors of Fisher and its Restricted Subsidiaries not in excess of $10.0 million at any one time outstanding; (v) accounts receivable owing to Fisher or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Fisher or such Restricted Subsidiary deems reasonable under the circumstances; (vi) Currency Agreements and Interest Swap Obligations entered into by Fisher or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the indenture; (vii) Investments in securities of or other investments in trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments in the notes, the Existing Senior Notes and the Existing Senior Subordinated Notes; (ix) Investments by Fisher or any Restricted Subsidiary of Fisher in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of Fisher or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Fisher or a Restricted Subsidiary of Fisher; (x) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not to exceed the greater of $150.0 million and 5.0% of Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by Fisher from any Person (other than a Subsidiary of Fisher) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of Fisher (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to Fisher (other than from a Subsidiary)) and (B) without duplication of any amounts included in clause (x)(A) above, 100% of the aggregate net cash proceeds of any equity contribution received by Fisher from a holder of its capital stock, that in the case of amounts described in clause (x)(A) or (x)(B) are applied by Fisher within 180 days after receipt, to make additional Permitted Investments under this clause (x) (such additional Permitted Investments being referred to collectively as “Stock Permitted Investments”); (xi) any Investment by Fisher or a Restricted Subsidiary of Fisher in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional Receivables or an equity interest; (xii) Investments received by Fisher or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, (A) such Investment does not exceed 25% of the consideration received for such Asset Sale and (B) such Asset Sale is otherwise effected in compliance with the “Limitation on Asset Sales” covenant; (xiii) Investments by Fisher or its Restricted Subsidiaries in Joint Ventures in an aggregate amount not in excess of $150.0 million; and (xiv) that portion of any Investment where the consideration provided by Fisher is capital stock of Fisher (other than Disqualified Capital Stock). Any net cash proceeds that are used by Fisher or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (x) of this definition shall not be included in sub clauses (v) or (w) of clause (iii) of the first paragraph of the “Limitation on Restricted Payments” covenant.

      “Permitted Liens” means the following types of Liens:

(i) Liens securing the notes and the Existing Senior Notes;

(ii) Liens securing Acquired Indebtedness; provided that such Liens do not extend to or cover any property or assets of Fisher or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Fisher or a Restricted Subsidiary of Fisher;

(iii) Liens existing on the Issue Date, together with any Liens securing Indebtedness permitted to be incurred under the indenture in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property (plus improvements, accessions, proceeds or distributions in respect thereof) other than that securing the Indebtedness being refinanced;

(iv) Liens in favor of Fisher on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary;

(v) Liens on property existing at the time of acquisition thereof by Fisher or a Restricted Subsidiary, other than Liens securing Acquired Indebtedness; provided that such Liens were in existence prior to such acquisition and do not extend to any property other than the property so acquired by Fisher or a Restricted Subsidiary;

(vi) Liens on property of a Person at the time such Person is merged or consolidated with Fisher or a Restricted Subsidiary, other than Liens securing Acquired Indebtedness; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged or consolidated with Fisher or a Restricted Subsidiary; and

(vii) other Liens securing Senior Subordinated Indebtedness, provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $15.0 million.

      “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

      “Plan” means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Fisher or any Subsidiary of Fisher, or other successor plan thereof, and “Plans” shall have a correlative meaning.

      “Preferred Stock” of any Person means any capital stock of such Person that has preferential rights to any other capital stock of such Person with respect to dividends or redemptions or upon liquidation.

      “Productive Assets” means assets (including capital stock of a Person that directly or indirectly owns assets) of a kind used or usable in the businesses of Fisher and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

      “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Fisher or any Subsidiary of Fisher in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in (a).

      “Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the capital stock of any Person owning such property or assets, or otherwise.

      “Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Fisher or any of its Subsidiaries pursuant to which Fisher or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by Fisher or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Fisher or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of Fisher or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

      “Receivables Entity” means a Wholly Owned Subsidiary of Fisher (or another Person in which Fisher or any Subsidiary of Fisher makes an Investment and to which Fisher or any Subsidiary of Fisher transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of Fisher (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Fisher or any Subsidiary of Fisher (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Fisher or any Subsidiary of Fisher in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Fisher or any Subsidiary of Fisher, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Fisher nor any Subsidiary of Fisher has any material contract, agreement, arrangement or understanding other than on terms which Fisher reasonably believes to be no less favorable to Fisher or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Fisher, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither Fisher nor any Subsidiary of Fisher has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing. Any such designation by the board of directors of Fisher shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of Fisher giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Service and its successors.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Fisher or a Restricted Subsidiary of any property, whether owned by Fisher or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Fisher or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

      “Secured Indebtedness” means any Indebtedness of Fisher secured by a Lien.

      “Senior Indebtedness” means (i) the Bank Indebtedness and (ii) all Indebtedness of Fisher, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher or any Restricted Subsidiary of Fisher whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of Fisher to any Subsidiary of Fisher, (2) any liability for Federal, state, local or other taxes owed or owing by Fisher, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of Fisher which is expressly subordinate in right of payment to any other Indebtedness of Fisher, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any capital stock or (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under “Limitation on Incurrence of Additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers’ Certificate of Fisher to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture).

      “Senior Subordinated Indebtedness” means the notes, the Existing Senior Subordinated Notes and any other Indebtedness of Fisher that specifically provides that such Indebtedness is to rank pari passu with the notes and is not by its express terms subordinate in right of payment to any Indebtedness of Fisher which is not Senior Indebtedness.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of Fisher within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Fisher or any Subsidiary of Fisher which Fisher reasonably believes to be customary in an accounts receivable transaction.

      “Subordinated Obligation” means any Indebtedness of Fisher (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the notes pursuant to a written agreement.

      “Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      “Subsidiary Guarantor” means a Restricted Subsidiary of Fisher that executes and delivers a supplemental indenture pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant.

      “Unrestricted Subsidiary” of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The board of directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Lien on any property of, Fisher or any other Restricted Subsidiary of Fisher that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date, (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then Fisher certifies to the trustee that such designation complies with the “Limitation on Restricted Payments” covenant, and that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Fisher or any of its Restricted Subsidiaries. The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, Fisher is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant or (y) the Consolidated Fixed Charge Coverage Ratio would be greater than it was immediately prior to such designation, and in each case no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) which will elapse between such date and the making of such payment.

      “Wholly Owned Subsidiary” means any Restricted Subsidiary of Fisher all the outstanding voting securities of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by Fisher.

REGISTRATION RIGHTS AGREEMENT

      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines the registration rights of holders of the notes. A copy of the registration rights agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

      We entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the notes, at our cost, to use our best efforts (i) to file with the SEC within 120 days following the consummation of the merger with Apogent (such filing day, the “Filing Date”), a registration statement with respect to a registered offer to exchange the original notes for exchange notes, (ii) to cause the registration statement to be declared effective under the Securities Act within 210 days following the Filing Date, (iii) to keep the registration statement effective until the closing of the exchange offer, and (iv) to cause the exchange offer to be consummated within 45 days following the registration statement being declared effective.

      Based on an interpretation of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes (i) will not be able to rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters, (ii) will not be able to tender notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

      Each holder of the notes who wishes to participate in the exchange offer will be required to make certain representations, including that (i) it is neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for its own account, (ii) any exchange notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes. In addition, in connection with any resales of exchange notes, any broker-dealer who acquired the notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such broker-dealer may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the registration statement. Under the registration rights agreement, we are required to allow broker-dealer and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of such exchange notes.

      In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the registration statement is not declared effective within 210 days following the Filing Date or the exchange offer is not consummated within 45 days following the registration statement being declared effective, or upon the request of any of the initial purchasers, or if a holder of the notes is not permitted by applicable law to participate in the exchange offer or elects to participate in the exchange offer but does not receive fully tradable exchange notes pursuant to the exchange offer, we will, in lieu of effecting the registration of the exchange notes pursuant to the registration statement and at our cost, (a) as promptly as practicable (or within 30 days at the request of any initial purchaser), file with the SEC a shelf registration statement covering resales of the Transfer Restricted Notes (as defined below), (b) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the 210th day following the filing of such shelf registration statement and (c) use our best efforts to keep the shelf registration statement effective for a period of two years after its effective date (or for such shorter period that will terminate when all of the notes covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding). We will, in the event of the filing of a shelf registration statement, provide to each holder of the notes copies of the prospectus which is a part of the shelf registration statement notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder of notes who sells such notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

      For purposes of the foregoing, “Transfer Restricted Notes” means each note until (i) the date on which such note has been exchanged for a freely transferable exchange note in the exchange offer, (ii) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iii) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k).

      In the event that (i) the registration statement is not filed with the SEC as described above, (ii) the registration statement is not declared effective as described above or (iii) the exchange offer is not consummated on or prior to the 45th day following the registration statement being declared effective (each such event referred to in clauses (i) through (iii) above, a “Registration Default”), we will generally be obligated to pay additional interest to each holder of Transfer Restricted Notes, during the period of such Registration Default, in an amount equal to $0.192 per week per $1,000 amount of the notes constituting Transfer Restricted Notes held by such holder until the applicable registration statement is filed or declared effective or the exchange offer is consummated, as the case may be. All accrued additional interest shall be paid to holders in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Book-Entry Procedures for the Global Notes

      All interests in the global notes will be subject to the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the original notes; banks and trust companies; clearing corporations and other organizations. Access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

      So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

      As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

      Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

      Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

      Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

      Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

      DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

      Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes to holders that purchase the notes upon original issuance at the public offering price. This discussion assumes that the notes are held as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect.

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, banks, regulated investment companies, insurance companies, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes or other pass-through entities, tax-exempt organizations, or persons holding notes as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address alternative minimum taxes or state, local or foreign taxes. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

      Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of notes in light of their particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. Holders

      As used in this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	partnership or corporation (or any other entity treated as a partnership or corporation for U.S. federal income tax purposes), in each case, that is created or organized under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (x) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

      Stated interest payable on the notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Disposition of Notes

      A U.S. holder will recognize capital gain or loss on the sale, exchange or other taxable disposition (collectively, a “disposition”) of notes (including a redemption for cash) in an amount equal to the difference between the amount realized by such U.S. holder on such disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and such U.S. holder’s adjusted tax basis in such notes, which should be the U.S. holder’s purchase price for such notes.

Consequences to Non-U.S. Holders

      The following discussion is addressed to non-U.S. holders of notes. For purposes of this discussion, a “non-U.S. holder” is a holder of notes that is not a U.S. holder, as defined under “Consequences to U.S. Holders.”

U.S. Federal Withholding Tax

      U.S. federal withholding tax at a 30% rate (or, if certain tax treaties applies, such lower rate as provided) will not apply to any payment of interest on the notes to a non-U.S. holder provided that such interest is not effectively connected with a trade or business in the U.S. and:

•	the non-U.S. holder (a) does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations and (b) is not a controlled foreign corporation related to us directly or constructively through stock ownership; and

•	(a) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form) and certifies, under penalties of perjury, that it is not a U.S. person or (b) the non-U.S. holder holds its notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

      In addition, U.S. federal withholding tax will generally not apply to any payment of interest that is effectively connected with a trade or business in the U.S. provided that certain certification requirements are satisfied.

      In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the notes.

U.S. Federal Income Tax

      If a non-U.S. holder is engaged in a trade or business in the U.S. (or, if certain tax treaties apply, if the non-U.S. holder maintains a permanent establishment within the U.S.) and interest on the notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-U.S. holder will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if such non-U.S. holder were a U.S. resident. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

      Any gain or income realized on the disposition of notes by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (or, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case such gain or income will be taxed on a net income basis in the same manner as interest that is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the non-U.S. holder’s U.S. source capital losses recognized during such taxable year.

Exchange of Notes

      The exchange of a note for an exchange note pursuant to the exchange offer will not constitute a “significant modification” of the note for U.S. federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges a note for an exchange note pursuant to the exchange offer.

Backup Withholding

U.S. Holders

      Unless a U.S. holder is an exempt recipient, such as a corporation, payments of interest on the notes and proceeds from the disposition of notes may be subject to backup withholding at a 28% rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

      In general, backup withholding will not apply to payments of interest on the notes or proceeds from the disposition of the notes to or through the U.S. office of a broker if the non-U.S. holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge that the holder is a U.S. holder. In addition, payments of proceeds from the disposition of the notes to or through a foreign office of a foreign broker will generally not be subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, so long as it is required by law, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

      Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      So long as it is required by law, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon the validity of the notes offered hereby.

EXPERTS

      The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Fisher Scientific International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets in 2002), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule of Apogent Technologies Inc. as of September 30, 2003 and 2002 and for the three years in the period ended September 30, 2003, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Their reports refer to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available free of charge to the public at the SEC’s website at www.sec.gov. In addition, all of our filings with the Securities and Exchange Commission are available free of charge through our website at www.fisherscientific.com immediately upon filing.

      In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering of the exchange notes is completed; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our definitive proxy statement on Schedule 14A, which was filed with the SEC on April 4, 2005;

•	Our current reports on Form 8-K, which were filed with the SEC on February 9, 2005, March 9, 2005, March 11, 2005 and March 14, 2005;

•	Our current report on Form 8-K/A, which was filed with the SEC on September 21, 2004;

•	Apogent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003; and

•	Apogent’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2003, March 31, 2004 and June 30, 2004.

      If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

      In order to obtain timely delivery, you must request this information no later than 5 business days before you make your investment decision.

      You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front of the document.

      No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdiction where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Fisher Scientific International Inc.

Offer to Exchange

Any and all outstanding 6 3/4% Senior Subordinated Notes due 2014 issued on August 3, 2004
for
Registered 6 3/4% Senior Subordinated Notes due 2014
April 8, 2005

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

      145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      ARTICLE FIFTEENTH of Fisher’s Certificate of Incorporation provides as follows:

      FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (b) the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided,however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

      (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      (4) Insurance. The Corporation may maintain insurance, at its expense, to project itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 21.	Exhibits and Financial Statement Schedules

      See index to exhibits on page II-8.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person, if any, of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.

The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hampton, State of New Hampshire, on this 6th day of April, 2005.

FISHER SCIENTIFIC INTERNATIONAL INC.

By:	/s/ KEVIN P. CLARK

Name: Kevin P. Clark

Title:	Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul M. Montrone	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 6, 2005

* Paul M. Meister	Vice Chairman of the Board and Director	April 6, 2005

* Kevin P. Clark	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 6, 2005

* W. Clayton Stephens	Director	April 6, 2005

* Michael D. Dingman	Director	April 6, 2005

* Charles A. Sanders	Director	April 6, 2005

* Scott M. Sperling	Director	April 6, 2005

* Frank H. Jellinek, Jr.	Director	April 6, 2005

* Christopher L. Doerr	Director	April 6, 2005

* Simon B. Rich	Director	April 6, 2005

Signature		Title	Date

* Richard W. Vieser		Director	April 6, 2005

*By:	/s/ KEVIN P. CLARK Kevin P. Clark Attorney-in-fact

INDEX TO EXHIBITS

2.01	Second Amended and Restated Agreement and Plan of Merger, as amended, dated as of November 14, 1997 by and between the Company and FSI Merger Corp. Included as an Annex or Exhibit to the Proxy Statement/ Prospectus of Fisher Scientific International Inc. (“Fisher”) included in the Registration Statement on Form S-4 (Registration no. 333-42777) of Fisher filed with the Securities and Exchange Commission on December 19, 1997 and incorporated herein by reference.
2.02	Distribution Agreement, dated March 29, 1999, among Fisher Scientific International Inc. and ProcureNet, Inc. Included as an exhibit to the Company’s Current Report on Form 8-K Registration No. 001-10920 dated April 15, 1999 filed with the Securities and Exchange Commission on April 30, 1999 and incorporated herein by reference.
3.01	Amended and Restated Certificate of Incorporation of the registrant, as amended. Incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 15, 2002.
3.02	Certificate of Designation of Non-Voting Stock of the registrant. Incorporated by reference to Exhibit 3.3 to the registrant’s Annual Report on Form 10-K filed on March 31, 1999.
3.03	Certificate of Designation of Series B Non-Voting Common Stock. Incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 1999.
3.04	Bylaws of the registrant. Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-44400) filed on August 24, 2000.
3.05	Certificate of Correction to the Restated Certificate of Incorporation of Fisher Scientific International Inc. Incorporated by reference to Exhibit 3.6 to the registrant’s Annual Report on Form 10-K filed on March 28, 2002.
3.06	Certificate of Amendment of Restated Certificate of Incorporation of Fisher Scientific International Inc. Included in an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 333-108448), dated September 3, 2003, and incorporated herein by reference.
4.01	Form of Senior Indenture. Included in an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 333-108448), dated September 3, 2003, and incorporated herein by reference.
4.02	Form of Subordinated Indenture. Included in an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 333-108448), dated September 3, 2003, and incorporated herein by reference.
4.03	Form of Junior Subordinated Indenture. Included in an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 333-108448), dated September 3, 2003, and incorporated herein by reference.
4.04	Specimen Certificate of Common Stock, $.01 par value per share, of the Company. Incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on Form 10-K filed on March 28, 2002.
4.05	Certificate of Designation of Non-Voting Stock (see Exhibit 3.02).
4.06	Certificate of Designation of Series B Non-Voting Common Stock (see Exhibit 3.03).
4.07	Senior Debt Securities Indenture dated as of December 18, 1995 between the Company and Mellon Bank, N.A., as Trustee. Included as an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 33-99884) filed with the Securities and Exchange Commission on November 30, 1995 and incorporated herein by reference.
4.08	Indenture dated as of April 24, 2002 between Fisher and J.P. Morgan Trust Company, National Association, as Trustee, relating to the 8 1/8 percent Senior Subordinated Notes due 2012. Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-88362) filed on May 15, 2002.
4.09	Supplemental Indenture No. 1 dated as of March 7, 2003 between the registrant and J.P. Morgan Trust Company, National Association. Incorporated by reference to Exhibit 4.7 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.
4.10	Form of 8 1/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.08).

4.11		Indenture, dated as of July 7, 2003, by and between Fisher Scientific International Inc. and J.P. Morgan Trust Company, National Association, as Trustee. Incorporated by reference to Exhibit 4.11 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on July 10, 2003.
4.12		Registration Rights Agreement, dated as of July 7, 2003, among Fisher Scientific International Inc. and Goldman Sachs & Co. Incorporated by reference to Exhibit 4.12 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on July 10, 2003.
4.13		Indenture, dated as of August 20, 2003, between Fisher Scientific International Inc. and J.P. Morgan Trust Company, National Association, as Trustee. Included in an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 333-108448), dated September 3, 2003, and incorporated herein by reference.
4.14		Registration Rights Agreement, dated as of August 20, 2003, among Fisher Scientific International Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston LLC and Lazard Frères & Co. LLC. Included in an exhibit to the Company’s Registration Statement on Form S-3 (Registration no. 333-108448), dated September 3, 2003, and incorporated herein by reference.
4.15		Indenture, dated as of August 3, 2004, among Apogent Technologies Inc., the Company and The Bank of New York as Trustee, relating to Apogent Technologies Inc.’s Floating Rate Convertible Senior Debentures due 2033. Incorporated by reference to Exhibit 4.1 to Apogent Technologies Inc.’s Form 10-Q filed on August 9, 2004.
*4	.16	Indenture, dated as of August 3, 2004, between Fisher Scientific International Inc. and The Bank of New York, As Trustee.
*4	.17	Registration Rights Agreement, dated as of August 3, 2004, among Fisher Scientific International Inc., Banc of America Securities LLC, Goldman Sachs & Co., Deutsche Bank Securities, Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Frères & Co. LLC.
4.18		Supplemental Indenture, dated as of April 12, 2004, between Apogent Technologies Inc. and The Bank of New York as Trustee. Incorporated by reference to Exhibit 4.7 to Apogent Technologies Inc.’s Form 10-Q filed on May 10, 2004.
4.19		Supplemental Indenture, dated as of July 27, 2004, between Apogent Technologies Inc. and The Bank of New York as Trustee. Incorporated by reference to Exhibit 4.5 to Apogent Technologies Inc.’s Form 10-Q filed on August 9, 2004.
4.20		Form of 8% Senior Subordinated Note due 2013 (included in Exhibit 4.16).
4.21		Form of Global Security (Senior Debt) (included in Exhibit 4.01).
4.22		Form of Global Security (Subordinated Debt) (included in Exhibit 4.02).
4.23		Form of Global Security (Junior Subordinated Debt) (included in Exhibit 4.03).
*4	.24	Form of Global Security (Senior Subordinated Debt) (included in Exhibit 4.15).
*5	.01	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered hereby.
10.01		Amended and Restated Employment Agreement, dated as of December 31, 2003, between the Company and Paul M. Montrone. Incorporated by reference to Exhibit 10.01 to the Company’s Registration Statement on Form S-3 (Registration no. 333-110038) filed on January 6, 2004.
10.02		Amended and Restated Employment Agreement, dated as of December 31, 2003, between the Company and Paul M. Meister. Incorporated by reference to Exhibit 10.02 to the Company’s Registration Statement on Form S-3 (Registration no. 333-110038) filed on January 6, 2004.
10.03		Employment Agreement dated as of March 31, 1998 between the Company and David Della Penta. Included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 14, 1998 and incorporated herein by reference.
10.04		Amendment to Employment Agreement, dated as of December 31, 2003, between the Company and David T. Della Penta. Incorporated by reference to Exhibit 10.03 to the Company’s Registration Statement on Form S-3 (Registration no. 333-110038) filed on January 6, 2004.
10.05		Fisher Scientific International Inc. Incentive Compensation Plan, as amended and restated effective as of January 1, 2002. Included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 24, 2003 and incorporated herein by reference.

10.06	Fisher Scientific International Inc. Deferred Compensation Plan for Non-Employee Directors. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
10.07	Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc. Included in an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
10.08	Fisher Scientific International Inc. 1998 Equity and Incentive Plan. Included as an exhibit to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-42777) filed with the Securities and Exchange Commission on February 2, 1998 and incorporated herein by reference.
10.09	Fisher Scientific International Inc. 2003 Equity and Incentive Plan, effective as of May 2, 2003. Included as Annex II to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 10, 2003 and incorporated herein by reference.
10.10	Fisher Scientific International Inc. 2001 Equity and Incentive Plan, effective as of May 16, 2001. Included as Annex I to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 12, 2001 and incorporated herein by reference.
10.11	Fisher Scientific International Inc. Long-Term Incentive Plan, effective January 1, 1990. Included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and incorporated herein by reference.
10.12	Form of Fisher Scientific International Inc. Non-Qualified Stock Option Award Agreement (Management Options — Fisher Scientific International Inc. 2001 Equity and Incentive Plan). Included as an exhibit to the Company’s Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2004 and incorporated herein by reference.
10.13	Form of Fisher Scientific International Inc. Non-Qualified Stock Option Award Agreement (Management Options — Fisher Scientific International Inc. 2003 Equity and Incentive Plan). Included as an exhibit to the Company’s Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2004 and incorporated herein by reference.
10.14	Credit Agreement, dated as of August 2, 2004, among Fisher Scientific International Inc., each lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swing Line Lender, Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse First Boston, acting through its Cayman Islands Branch or one of its affiliates, as Joint Book Managers, and Deutsche Bank Securities Inc., Credit Suisse First Boston, acting through its Cayman Islands Branch or one of its affiliates, ABN Amro Bank, N.V. and Merrill Lynch Capital Corporation, as Co-Syndication and Co- Documentation Agents. Included as an Exhibit to the Company’s Form 10-Q for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 9, 2004 and incorporated herein by reference.
10.15	First Amendment to Credit Agreement, dated as of December 29, 2004, among the Company, each lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swing Line Lender, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse First Boston, acting through its Cayman Islands Branch or one of its affiliates, ABN Amro Bank, N.V. and Merrill Lynch Capital Corporation, as Co-Syndication and Co-Documentation Agents. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.16	Amended and Restated Credit Agreement, dated as of September 10, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., The Lenders Party thereto and JPMorgan Chase Bank, as Administrative Agent. Included as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on September 18, 2003 and incorporated herein by reference.
10.17	First Amendment to Amended and Restated Credit Agreement, dated December 3, 2003, among the Company, Fisher Scientific Company L.L.C., the lenders party thereto, JP Morgan Chase Bank, as resigning administrative agent, and Deutsche Bank AG, as successor administrative agent. Included as an exhibit to the Company’s Form 8-K, filed with the Securities and Exchange Commission on December 3, 2003 and incorporated herein by reference.

10.18	Second Amendment to Amended and Restated Credit Agreement, dated as of February 25, 2004, among the Company, Fisher Scientific Company L.L.C., the financial institutions listed on the signature page thereof, Deutsche Bank AG, New York Branch, as administrative agent, Deutsche Bank Securities Inc., as Joint Lead-Arranger and Credit Suisse First Boston, and Bank of America N.A., as Syndication agents. Included as an exhibit to the Registration Statement on Form S-4 (Registration No. 333-113225) filed with the Securities and Exchange Commission on March 2, 2004 and incorporated herein by reference.
10.19	Guarantee and Collateral Agreement dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., certain other subsidiaries of Fisher Scientific International Inc. and JPMorgan Chase Bank, as Collateral Agent. Incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.
10.20	Collateral Sharing Agreement, dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., certain other Subsidiaries of the Company party hereto and JPMorgan Chase Bank, as Collateral Agent. Incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.
10.21	Receivables Transfer Agreement dated as of February 14, 2003 among FSI Receivables Company LLC, as Transferor, Fisher Scientific International Inc., as Servicer, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, individually and as Blue Ridge Agent, Liberty Street Funding Corp., The Bank of Nova Scotia, individually and as Liberty Street Agent, and Wachovia Bank, National Association, as Administrative Agent. Incorporated by reference to Exhibit 10.18 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.
10.22	Amended and Restated Receivables Purchase Agreement dated as of February 14, 2003 among Cole-Parmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton L.L.C. and Fisher Scientific Company L.L.C., as Originators, Fisher Scientific International Inc., as Originator Agent and FSI Receivables Company LLC, as Buyer. Incorporated by reference to Exhibit 10.19 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.
10.23	Amended and Restated Receivables Transfer Agreement, dated as of February 4, 2005 among FSI Receivables Company LLC, as Transferor, Fisher Scientific International Inc., as Servicer, Liberty Street Funding Corp., The Bank of Nova Scotia, Atlantic Asset Securitization Corp., Calyon New York Branch and The Bank of Nova Scotia, as Administrative Agent. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.24	Amended and Restated Receivables Purchase Agreement dated as of February 14, 2003 among Cole-Parmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton L.L.C, and Fisher Scientific Company L.L.C., as Originators, the Company, as Originator Agent and FSI Receivables Company LLC, as Buyer. Incorporated by reference to Exhibit 10.19 to the registrant’s Registration Statement on Form S-4 (Registration no. 333-104361) filed on April 7, 2003.
10.25	First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of February 4, 2005 among Cole-Palmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton L.L.C. and Fisher Scientific Company L.L.C. as Originators, Fisher Scientific International Inc., as Originator Agent and FSI Receivables Company LLC, as Buyer. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.26	Lease Agreement, dated as of December 21, 1988, between Corporate Property Associates 7 and Corporate Property Associates 8, as landlord, and Barnstead Thermolyne Corporation, as tenant. Incorporated by reference to Exhibit 10(cc) to Sybron Corporation’s Registration Statement on Form S-1 (Registration no. 22-24640).
10.27	First Amendment to Lease Agreement, dated as of December 11, 2000, by and among Corporate Property Associates — 7 and Corporate Property Associates 8, L.P. and Barnstead Thermolyne Corporation. Incorporated by reference to Exhibit 10.23 to Apogent Technologies Inc.’s Form 10-K filed on December 19, 2000.

10.28	Lease Agreement, dated as of December 21, 1988, between Corporate Property Associates 7 and Corporate Property Associates 8, as landlord, and Erie Scientific Company, as tenant. Incorporated by reference to Exhibit 10(ee) to Sybron Corporation’s Registration Statement on Form S-1 (Registration no. 22-24640).
10.29	First Amendment to Lease Agreement, dated as of December 11, 2000, by and among Corporate Property Associates — 7 and Corporate Property Associates 8, L.P. and Erie Scientific Company. Incorporated by reference to Exhibit 10.25 to Apogent Technologies Inc.’s Form 10-K filed on December 19, 2000.
10.30	Lease Agreement, dated as of December 21, 1988, between Corporate Property Associates 7 and Corporate Property Associates 8, as landlord, and Nalge Nunc International Corporation, as tenant. Incorporated by reference to Exhibit 10(ff) to Sybron Corporation’s Registration Statement on Form S-1 (Registration no. 22-24640).
10.31	First Amendment to Lease Agreement, dated as of December 11, 2000, by and among Corporate Property Associates — 7 and Corporate Property Associates 8, L.P. and Nalge Nunc Corporation. Incorporated by reference to Exhibit 10.27 to Apogent Technologies Inc.’s Form 10-K filed on December 19, 2000.
10.32	Amended and Restated Guaranty and Suretyship Agreement, dated as of December 11, 2000 between Apogent Technologies Inc. and Corporate Property Associates 7 and Corporate Property Associates 8. Incorporated by reference to Exhibit 10.28 to Apogent Technologies Inc.’s Form 10-K filed December 19, 2000.
10.33	Sybron Acquisition Company 1990 Stock Option Plan. Included as Exhibit 99.1 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-118239) and incorporated herein by reference.
10.34	Sybron Corporation 1993 Long-Term Incentive Plan, as amended and restated through January 30, 1998. Included as Exhibit 99.2 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-118239) and incorporated herein by reference.
10.35	Sybron International Corporation Amended and Restated 1994 Outside Directors’ Stock Option Plan. Included as Exhibit 99.3 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-118239) and incorporated herein by reference.
10.36	Sybron International Corporation 1999 Outside Directors’ Stock Option Plan. Included as Exhibit 99.4 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-118239) and incorporated herein by reference.
10.37	Apogent Technologies Inc. 2001 Equity Incentive Plan. Included as Exhibit 99.5 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-118239) and incorporated herein by reference.
10.38	Amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.39	First amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.40	Second amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.41	Third amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.42	Fourth amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.43	Fifth amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.44	Sixth amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.

10.45	Seventh amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.46	Eighth amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.47	Ninth amendment to the amended and restated Fisher Scientific International Inc. Retirement Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.48	Amended and Restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.49	First amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.50	Second amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.51	Third amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.52	Fourth amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.53	Fifth amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.54	Sixth amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.55	Seventh amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.56	Eighth amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.57	Ninth amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.58	Tenth amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.59	Eleventh amendment to the amended and restated Fisher Scientific International Inc. Savings and Profit Sharing Plan. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.60	Fisher Scientific International Inc. Executive Retirement and Savings Program, originally effective August 1, 1992, as restated effective June 23, 1997. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
10.61	First amendment to the Fisher Scientific International Inc. Executive Retirement and Savings Program. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.
12.01	Statement re computation of Ratios of Earnings to Fixed Charges. Included as an exhibit to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 15, 2005 and incorporated herein by reference.

21.01		List of Subsidiaries of the registrant. Incorporated by reference to Exhibit 21.01 to the registrant’s Annual Report on Form 10-K filed on March 12, 2004.
**23	.01	Consent of Deloitte & Touche LLP.
**23	.02	Consent of KPMG LLP
*23	.03	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.01).
*24	.01	Powers of Attorney (included in signature page of this Registration Statement).
**25	.01	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A.
*99	.01	Form of Letter of Transmittal.
*99	.02	Form of Notice of Guaranteed Delivery.
*99	.03	Form of Letter to Clients.
*99	.04	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed previously.

**	Filed herewith.